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                                                                    EXHIBIT 10.7

[NOTE: CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN MARKED TO INDICATE THAT CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THIS CONFIDENTIAL INFORMATION. THESE PORTIONS HAVE BEEN MARKED WITH THE CLAUSE "CONFIDENTIAL TREATMENT REQUESTED" AND/OR TWO ASTERISKS ENCLOSED IN BRACKETS (i.e., [**]). THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]







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                JOINT DEVELOPMENT AND COMMERCIALIZATION AGREEMENT


This Joint Development and Commercialization Agreement ("Agreement") dated as of the 16th day of July, 2001 ("Effective Date") is by and between deCODE GENETICS, ehf., an Icelandic corporation, located at Hlioarsmari 15, 200 Kopavogur, Iceland ("deCODE"), and PE CORPORATION (NY), a New York corporation, through its Applied Biosystems Group, located at 850 Lincoln Centre Drive, Foster City, CA 94404 ("ABG").

                                   BACKGROUND

         A. ABG has certain skills, proprietary technology and know-how related to the development of bioanalytical instrumentation systems including associated software and reagents, and the marketing, sales and support of products incorporating such systems.

         B. deCODE has certain skills, proprietary technology and know-how related to the operation and management of large scale genotyping facilities, including particular expertise in the development of software to manage and analyze data generated by such facilities.

         C. deCODE and ABG desire to form a joint development and commercialization program with the objective of developing and commercializing software products for the collection, organization and analysis of genotyping information subject to the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

                                    AGREEMENT

1.       DEFINITIONS

         1.1 "ABG Instrumentation" means instrumentation developed or marketed by ABG.

         1.2 "ABG API" means APIs provided to deCODE by ABG that provide access to the functional capabilities within ABG software, including, but not limited to, the ABG LIMS System, which is necessary to access data necessary for the operation of a Collaboration Product, including, but not limited to: sample management, container management, location management, genotype marker management, genotype assay management, and genotype results management.


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         1.3      "ABG LIMS System" means LIMS systems developed or marketed by
                  ABG, including but not limited to SQL*LIMS, SQL*GT, and Life Science LIMS.

         1.4 "Administration Cost" means salaries and overhead of general management, finance, human resources, and legal functions as calculated as a percentage of sales based on the current fiscal year allocations using a Party's customary practices and procedures in accordance with United States generally accepted accounting principles ("GAAP").

         1.5      "Affiliate" means

                  (A) an organization of which 50% or more of the voting stock or participating profit interest is controlled or owned directly or indirectly by either Party;

                  (B) an organization that directly or indirectly owns or controls 50% or more of the voting stock of a Party;

                  (C) an organization, the majority ownership of which is directly or indirectly common to the majority ownership of either Party; or

                  (D) an organization under (A), (B), or (C) immediately above in which the amount of the ownership is less than 50% and that amount is the maximum amount permitted by law.

         1.6 "Algorithm Development" means the invention or refinement of logical operations (numeric, textual, graphic, or otherwise) into a form expressable in the form of software code.

         1.7 "API" means an application programming interface through which multiple elements of software (e.g., Components) can communicate, exchange information, and work together, including a documented description of the use of the API and the behavior of the multi-element system when the API is invoked.

         1.8 "Background ABG Intellectual Property" means all Intellectual Property Rights that (A) are owned by, either partially or wholly, or licensed to, or otherwise controlled by, ABG as of the Effective Date; or (B) become owned by, either partially or wholly, or licensed to, or otherwise controlled by, ABG, during the term of this Agreement, but that do not arise out of work performed under this Agreement, and which relate to ABG LIMS Systems used in the Genotyping Field; provided, however, this definition expressly excludes any Intellectual Property Rights relating to instrumentation or reagents..


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         1.9      "Background deCODE Intellectual Property" means all
                  Intellectual Property Rights that (A) are owned by, either partially or wholly, or licensed to, or otherwise controlled by, deCODE as of the Effective Date, which relate to the Genotyping Field; or (B) become owned by, either partially or wholly, or licensed to, or otherwise controlled by, deCODE, during the term of this Agreement, but that do not arise out of work performed under this Agreement and which relate to the Genotyping Field.

         1.10 "Collaboration ABG Intellectual Property" means all Intellectual Property Rights arising out of work performed under this Agreement that are conceived solely by one or more employees or agents of ABG or its Affiliates.

         1.11 "Collaboration deCODE Intellectual Property" means all Intellectual Property Rights arising out of work performed under this Agreement that are conceived solely by one or more employees or agents of deCODE or its Affiliates.

         1.12 "Collaboration Joint Intellectual Property" means all Intellectual Property Rights arising out of work performed under this Agreement, that are jointly conceived by one or more employees or agents of deCODE or its Affiliates, and by one or more employees or agents of ABG or its Affiliates.

         1.13 "Collaboration Product" means products developed under the Joint Development Program and incorporating Existing deCODE Genotyping Software or New deCODE Genotyping Software for use in the Genotyping Field in conjunction with ABG APIs and other ABG software, including any Improvement Product developed pursuant to Section 3.5.

         1.14 "Collaboration Profit" means [CONFIDENTIAL TREATMENT REQUESTED] provided however, in no event will the deductions for [CONFIDENTIAL TREATMENT REQUESTED] For avoidance of doubt, Development Funding paid to deCODE by ABG pursuant to Sections
                  3.9 and 5.1 will not be deducted from Collaboration Revenue for purposes of computing Collaboration Profit.

         1.15 "Collaboration Revenue" means all revenue received by ABG in connection with the sale of a software product incorporating a Collaboration Product, including software, informatics services, and informatics support, including revenues collected under Software Maintenance Plans and Custom Maintenance Plans. Collaboration Revenue would exclude any revenues received by ABG as a result of the sale by ABG of instrument or reagent products.


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         1.16     "Componentization" means the separation and isolation of
                  elements of a larger software system into discrete and separately deployable units. These Components may be dependent on other Components or applications for data, but the Components do not make assumptions about the specific source of these data, so long as the data are formatted properly according to the Component's APIs.

         1.17     "Components" shall have the meaning set forth at Exhibit A.

         1.18 "Confidential Information" means confidential knowledge, know-how, practices, processes, equipment, software, algorithms and formulas, sources codes, product designs, sales, cost and other financial statements and financial projections; product development and business plans, marketing and distribution plans or other information that:

                  (A) is disclosed by a Party in a tangible form and is clearly labeled as confidential or proprietary at the time of disclosure; or,

                  (B) is disclosed by a Party in nontangible form, and is summarized in a writing that is delivered to the other Party within 30 days after disclosure; or,

                  (C) is disclosed by a Party under circumstances in which a reasonable person would understand that such information is confidential and proprietary to the disclosing Party.

                  Notwithstanding (A), (B), and (C) immediately above, Confidential Information will not include, and nothing in
                  Section 8 will in any way restrict the rights of either deCODE or ABG to use, disclose or otherwise deal with, any information that:

                  (A) was in the public domain as of the Effective Date or comes into the public domain during the term of this Agreement through no act of the receiving Party; or,

                  (B) was independently known to the receiving Party prior to the receipt thereof, or made available to the receiving Party as a matter of lawful right by a third party; or,


                  (C) is independently conceived, invented or acquired by the receiving Party by persons who were not exposed to the information; or

                  (D) subject to Section 8.8, is required to be disclosed by law, court order, or other legal processes .


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         1.19     "Content Associated Software" means software developed or sold by deCODE, including Collaboration Product, that is designed for, and promoted for, and capable of, use only with deCODE Content, either alone or in conjunction with third-party data or publicly available data, but shall not include any such software solely for use with third-party data or publicly available data.

         1.20 "Cost of Goods Sold" means the total cost of producing a product including material, labor and overhead, any associated royalty expense, and costs to distribute the product to a customer as determined using a Party's customary practices and procedures in accordance with GAAP.

         1.21     "CPI-U" shall have the meaning assigned to such term in
                  Section 2.1.2.

         1.22 "Custom Maintenance Plan" means a Software Maintenance Plan which has been specifically designed and developed for an individual customer.

         1.23 "deCODE Content" means data sets, databases and other compilations of genotyping information and data developed, created or acquired by deCODE, either internally or by or from third parties and to which deCODE has the right to use.

         1.24 "Development Funding" means the amount to be paid by ABG to deCODE for the development and commercialization of Collaboration Products during the initial 3 year Exclusive Period. In addition, in the event that the Exclusive Period is extended by the Parties, such Development Funding shall continue to be paid by ABG to deCODE at deCODE's then current rate, which shall be no lower than [CONFIDENTIAL TREATMENT REQUESTED] per annum plus any inflation allowance based on 4 FTEs as provided in Section 2.1.2.

         1.25 "Exclusive Period" means the period beginning on the earlier of (A) 6 months following the Effective Date or (B) the first commercial sale of a Collaboration Product, and ending 3 years later; provided, however, the Exclusive Period may be extended as set forth at Section 2.1.2.

         1.26 "Existing deCODE Genotyping Software" means the software Components listed on Exhibit A prior to their Componentization.

         1.27 "Full-Time Equivalent" or "FTE" means full-time employee having the appropriate skill and experience to conduct a specified activity and who is dedicated to the conduct of the specified activity or, in the case of less than full-time dedication, a full-time equivalent person-year, based on a total of forty-five (45) weeks or one thousand six hundred eighty eight (1,688) hours per year, of work on or directly related to the specified activity.


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         1.28     "Genotyping Field" means activities directed to generating, editing and analyzing markers from an individual's DNA, RNA, or other molecular representation of an individual's genotype, but excluding gene expression studies.

         1.29 "Golden Master" means the final version of a software product in installable form on a specific physical medium (e.g., a CD).

         1.30 "Improvement Product" means an updated or enhanced version of a Collaboration Product deemed by ABG, in consultation with deCODE, to be reasonably necessary to maintain the commercial viability of the Collaboration Product during the Non-Exclusive Period.

         1.31 "Improvement Product Profit" means [CONFIDENTIAL TREATMENT REQUESTED] in connection with the sale or support of an Improvement Product to a third party (i) less trade, cash and quantity discounts, if any, actually allowed, amounts refunded for faulty or defective product, returns, rejections, freight, insurance and other transportation costs, tariffs, duties, sales tax, and similar governmental charges paid (except income taxes) ("Net Improvement Product Revenue"); and (ii) less [CONFIDENTIAL TREATMENT REQUESTED] each as reasonably attributable to the Improvement Product and provided that in no event will the deductions for [CONFIDENTIAL TREATMENT REQUESTED] For avoidance of doubt, the funds received by deCODE from ABG pursuant to Section 3.5(C) will not be included in either (i) or (ii) to be deducted from the revenue received for an Improvement Product for purposes of computing Improvement Product Profit.

         1.32 "Intellectual Property Rights" means all intellectual property rights worldwide arising under statutory or common law, and whether or not perfected, including, without limitation, the following:

                  (A) all patents, patent applications and patent rights, including divisions, continuations, continuations-in-part, renewals, reissues, continuing prosecution, and extensions of the foregoing (as and to the extent applicable) now existing, hereafter filed, issued or acquired;

                  (B) all rights associated with works of authorship including copyrights, copyright applications, copyright registrations, mask works, mask work applications, and mask work registrations;


                  (C) all rights associated with trademarks, including any logos, designs, variations or translations thereof;


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                  (D)      all rights relating to the protection of trade
                           secrets and confidential information; and

                  (E)      all know-how.

         1.33 "Joint Commercialization Program" means the collaborative commercialization program to be conducted by deCODE and ABG as defined herein.

         1.34 "Joint Development Program" means the collaborative development program to be conducted by deCODE and ABG pursuant to a mutually agreed upon Workplan, as defined herein.

         1.35 "Joint Steering Committee" or "the JSC" will have the meaning set forth at Section 6.1.

         1.36     "Net Collaboration Revenue" means:

                  (A) with respect to sales by a Party, or an Affiliate of a Party, to non-affiliated third-party purchasers, the actual amount of Collaboration Revenue received from sales of Collaboration Product to a third party, less: trade, cash and quantity discounts, if any, actually allowed, amounts refunded for faulty or defective product, returns, rejections, freight, insurance and other transportation costs, tariffs, duties, sales tax, and similar governmental charges paid (except income taxes);

                  (B) with respect to sales by a Party made to any Affiliate, the Net Collaboration Revenue will be determined as if such Collaboration Product had been sold to a non-affiliated third-party purchaser; and

                  (C) with respect to Collaboration Product that is used by a Party, or an Affiliate of a Party, to supply services or information to a third party for commercial purposes, or are otherwise disposed of, excluding demonstration or other marketing activities performed for no or de minimis compensation, the Net Collaboration Revenue will be determined as if such Collaboration Product had been sold to a non-affiliated third party purchaser.

         1.37 "New deCODE Genotyping Software" means Collaboration Product to be used in the Genotyping Field developed by ABG and deCODE during the term of this Agreement and under the Joint Development Program other than software that is merely an adaptation of Existing deCODE Genotyping Software to ABG's APIs.

         1.38 "New Product Release" means that stage in the development of a Collaboration Product at which, under ABG's established procedures as


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                  implemented by the JSC, unrestricted sale of the Collaboration
                  Product to unaffiliated third-party customers is authorized.

         1.39 "Non-Exclusive Period" means the period beginning upon the expiration of the Exclusive Period and ending 2 years thereafter; provided, however, the Parties may agree to extend the Non-Exclusive Period for one or more additional 2-year periods thereafter.

         1.40 "Party" means deCODE or ABG and, when used in the plural, means deCODE and ABG.

         1.41 "Quarter" means a three month period beginning on or about the first day of January, April, July or October next following the Effective Date, and each three month period thereafter, except that the first Quarter will include the period from the Effective Date to the first day of the nearest such three month period after the Effective Date. Precise dates for the beginning and ending of Quarters may vary in accordance with ABG's customary accounting practices and procedures in accordance with GAAP. Upon deCODE's request, ABG will provide deCODE with a schedule of ABG's fiscal Quarters.

         1.42     "Related Patent" means any patent or patent application that:

                  (A) claims improvements to inventions disclosed or claimed in a Subject Patent and requires rights under the Subject Patent to exploit such improvements;

                  (B) claims priority to a Subject Patent, including but not limited to continuation applications and patents, continuation-in-part applications and patents, divisional applications and patents, reexamination applications and patents, reissue applications and patents, continuing prosecution applications and patents, extensions, and renewals;

                  (C)      is a parent of a Subject Patent; or

                  (D) any foreign equivalent of a Subject Patent or any patent or patent application set forth in (A), (B), or (C) immediately above, including Patent Cooperation Treaty applications, European Patent Convention applications, or applications under similar administrative international conventions that may be filed with respect thereto, and all corresponding national patents and patent applications.

         1.43 "Sales and Marketing Cost" means the fully-burdened cost associated with marketing, selling, distributing and supporting a product as determined using a Party's customary practices and procedures in accordance with


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                  GAAP including the following: installation cost, warranty
                  cost, distribution cost, direct marketing cost, marketing overhead cost, direct selling cost, and selling overhead cost.

         1.44 "Software Maintenance Plan" means any arrangement pursuant to which ABG provides a customer with (i) software support to answer or resolve any technical questions or problems related to the use of the Collaboration Products and/or (ii) maintenance to correct errors, de-bug or provide enhancements in the form of patches, updates, new releases, or new versions of the Collaboration Products.

         1.45 "Start Development Checkpoint" means that point in a project at which, under ABG's established procedures as implemented by the JSC, a report is produced which documents that the following parameters have been established with respect to a Collaboration Product:

                  (A)      technical feasibility;

                  (B) determination of funding and staffing levels required to effect New Product Release;

                  (C) product definition and specifications, including a target minimum sales price; and

                  (D)      a schedule for New Product Release.

         1.46 "Subject Intellectual Property" means Background deCODE Intellectual Property, Collaboration deCODE Intellectual Property, Collaboration Joint Intellectual Property, Background ABG Intellectual Property, or Collaboration ABG Intellectual Property, including Subject Patents.

         1.47 "Subject Patent" means any patent or patent application claiming or disclosing Background deCODE Intellectual Property, Collaboration deCODE Intellectual Property, Collaboration Joint Intellectual Property, Background ABG Intellectual Property or Collaboration ABG Intellectual Property, including any Related Patents.

         1.48 "System Maintenance" means correction of defects in Collaboration Product that arise through use of the Collaboration Product within its specified configuration parameters, but does not include defects in Collaboration Product that arise through use of Collaboration Product in unsupported system configurations, which shall in no case include defects in any ABG API or other ABG software.

         1.49 "System Testing" means evaluation of all functions of Collaboration Product, including evaluation of behavior of interaction pathways through


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                  Collaboration Product, which shall in no case include
                  evaluation of any ABG API or other ABG software.

         1.50 "System Validation" means testing of Collaboration Product to confirm the numerical or computational accuracy of results produced by Collaboration Product, which shall in no case include testing of any ABG API or other ABG software.

         1.51 "Workplan" means an annual detailed written product definition, specifications, deliverables and deliverables schedule, including a budget for the foregoing consistent with the Development Funding being provided for such period, as developed by the Parties and approved from time to time by the JSC. The first Workplan will be completed by the Parties prior to 90 days after the Effective Date.


2.       EXCLUSIVITY; COSTS; DILIGENCE

         2.1      Exclusivity.

                  2.1.1 During the Exclusive Period. During the Exclusive Period, deCODE will develop and commercialize Collaboration Product for use in the Genotyping Field exclusively with ABG. This exclusivity obligation will not apply (A) to software for use in the Genotyping Field which is used solely by deCODE, within deCODE's facilities, whether for its internal research programs, or as part of a collaboration with a third party, or as a contract research organization, or (B) to deCODE Content Associated Software.

                  2.1.2 Extension of the Exclusive Period. The Exclusive Period may be extended by up to 3 additional 1 year periods, at ABG's election, provided that (A) ABG pays to deCODE Development Funding to support 4 FTEs per year at deCODE's then current rate, which shall be no lower than [CONFIDENTIAL TREATMENT REQUESTED] (plus an inflation allowance based on 4 FTEs which for the first additional 1 year term such inflation allowance shall be the difference between December 2003 and December 2000 in the Consumer Price Index for All Urban Consumers ("CPI-U"); for the second additional 1 year term such inflation allowance shall be the difference between the December 2004 and December 2001 in the CPI-U; for the third additional 1 year term such inflation allowance shall be the difference between the December 2005 and December 2002 in the CPI-U), and (B) ABG continues the profit sharing arrangement set forth herein at Section 5.2.


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                  2.1.3    During the Non-Exclusive Period. During the
                           Non-Exclusive Period, deCODE may at its sole option develop and commercialize software products for use in the Genotyping Field non-exclusively with ABG. However, during the Non-Exclusive Period, ABG will be the exclusive distributor of Collaboration Products developed during the Exclusive Period under the Joint Development Program, subject to the same profit sharing arrangement for such Collaboration Products as set forth at Section 5.2.


         2.2 Responsibility for Costs. Except as provided at Section 5.1, [CONFIDENTIAL TREATMENT REQUESTED]

         2.3 Diligence. The Parties will use commercially reasonable efforts to conduct the Joint Development Program and Joint Commercialization Program in accordance with the terms and conditions of this Agreement.


3.       DEVELOPMENT OF COLLABORATION PRODUCT

         3.1      Scope of Joint Development Program


                  3.1.1 Adaptation of Existing deCODE Genotyping Software to ABG APIs. deCODE and ABG will work together to adapt and optimize Existing deCODE Genotyping Software for use in conjunction with ABG LIMS Systems through ABG APIs for use in the Genotyping Field, as set forth in the Workplan from time to time.

                  3.1.2 Development of New deCODE Genotyping Software. deCODE and ABG will work together to define and develop New deCODE Genotyping Software for use in the Genotyping Field, as set forth in the Workplan from time to time.

         3.2 Priority. deCODE and ABG will complete the adaptation of Existing deCODE Genotyping Software to ABG APIs prior to beginning the development of any New deCODE Genotyping Software.

         3.3 Schedule; Workplan. Activities related to the adaptation of Existing deCODE Genotyping Software to ABG APIs will be performed by the Parties in accordance with the schedule and milestones set forth in the relevant Workplan. The Parties anticipate that such activities will be substantially complete within one year after the Effective Date.

         3.4      Responsibilities.


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                  3.4.1    deCODE Responsibilities. As set forth in the
                           Workplan, deCODE will have primary responsibility, in consultation with ABG, for the following activities in connection with the development of Collaboration Products under the Joint Development Program:

                           3.4.1.1  Componentization of Existing deCODE
                                    Genotyping Software. deCODE will use
                                    commercially reasonable efforts to effect the Componentization of Existing deCODE Genotyping Software.

                           3.4.1.2 Algorithm Development for Collaboration Products. deCODE will effect Algorithm Development with respect to Existing deCODE Genotyping Software.

                           3.4.1.3  System Maintenance of Collaboration
                                    Products. deCODE will use commercially
                                    reasonable efforts to provide System
                                    Maintenance to correct code defects and
                                    provide minor enhancements that remedy
                                    design defects in the Collaboration Products during the Joint Development Program.

                           3.4.1.4 Documentation for Collaboration Products. deCODE will provide to ABG, as available, all end user, administrative, API and other documentation that it has developed or will develop for commercial-use purposes of the Collaboration Products, as reasonably necessary to support the use of such Collaboration Products.

                           3.4.1.5 System Testing of Collaboration Products. deCODE will provide System Testing to thoroughly test and verify the proper functioning of all functions of the Collaboration Products, including testing of the interactions among the Components of the Collaboration Products, including but not limited to specific "use cases" that are submitted to the JSC and approved as part of a "test plan."

                           3.4.1.6 System Validation of Collaboration Products. deCODE will provide System Validation to thoroughly verify the accuracy of all computational algorithms in the Collaboration Products. In the event that a certain error rate is inherent in the operation of an algorithm, deCODE will characterize that error rate and provide it to the JSC.


                  3.4.2 ABG Responsibilities. ABG will have primary responsibility, in consultation with deCODE, for the following activities in


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                           connection with the development of Collaboration
                           Products under the Joint Development Program:

                           (A) Pre-release acceptance testing, including integration testing, of Collaboration Products, according to standards established in the relevant Workplan and as further refined by the JSC; and

                           (B)      Provide a product definition of
                                    Collaboration Product to the JSC for its approval.


         3.5      Development of Improvement Products During the Non-Exclusive
                  Period.

                  (A) If at any time during the Non-Exclusive Period ABG desires to develop an Improvement Product, ABG will communicate in writing its desire to deCODE, including providing to deCODE a proposed commercially reasonable Workplan for carrying out the development of the Improvement Product. The proposed Workplan would specify at least the following information: (1) a detailed description of the functionality of the Improvement Product; (2) the anticipated number of people required to effect the development of the Improvement Product; and (3) the anticipated time required to effect the development of the Improvement Product.

                  (B) deCODE would then have 45 days from receipt of the proposed Workplan to determine whether the proposed Workplan was adequate for the development of the Improvement Product and, if not, to provide ABG with suggestions regarding revising the Workplan for such development. In either case, deCODE shall respond with a budget setting forth the estimated amount deCODE would charge ABG to develop the Improvement Product, based upon the information provided in the proposed Workplan. The Parties agree to conduct good faith discussions to finalize the Workplan and the budget within 30 days following deCODE's response.

                  (C) Upon agreement by the Parties as to the contents of the Workplan and the budget for the development of the Improvement Product, deCODE shall undertake the development of the Improvement Product, in accordance with the approved Workplan and the budget, and ABG shall pay deCODE the amount set forth in the budget, as provided in Section 5.1(C).


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                  (D)      The Parties shall share the Improvement Product
                           Profit realized in connection with the Improvement Product in the same proportion as set forth at
                           Section 5.2.

                  (E) Solely in the event that the development of the Improvement Product is in clear and direct conflict with deCODE's principal businesses, deCODE may elect not to conduct the development of the Improvement Product, in which case the Improvement Product shall not be developed by either Party; except that, deCODE will not decline to perform maintenance fixes or routine enhancements to the normal functions of the original Collaboration Product for any reason.

         3.6 Information Exchange. The Parties will keep each other informed with respect to all activities directly related to the Joint Development Program, including without limitation access to design plans and drawings, specifications, engineering change orders, software, supplier information, nucleic acid sequences, processes, materials, and chemistries directly related to Collaboration Product(s) and will relay any and all information directly related to the Joint Development Program to each other through the JSC. The JSC will participate in engineering milestone reviews for Collaboration Product.

         3.7 Development Teams. Each Party will assign personnel to its development team with the appropriate skills and experience to accomplish the work established in the Workplan. It is expected that such teams will work together to accomplish the objectives of the Joint Development Program including, if appropriate, conducting efforts at the same facility.

         3.8 Collaboration Data. Each Party shall use good scientific practices and shall comply in all material respects with applicable regulations and customary good laboratory and clinical practices in the performance of the Joint Development Program (including all data in the form required to be maintained under any applicable governmental regulations). Such records shall comprise books, results, reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, computer programs and documentation thereof, computer information storage means, samples of materials and other graphic or written data generated in connection with the Joint Development Program. Each Party shall provide the other Party the right to inspect its data upon reasonable notice and not more than once per year, and shall provide summaries of its data, to the extent reasonably required for the performance of each Party's obligations under this Agreement and the Joint Development Program; provided, however, such records will be considered to be Confidential Information of the disclosing Party and each Party will maintain such Confidential Information in confidence in accordance with Section 8 and shall not use


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                  such records or information of the other Party except to the extent otherwise permitted by this Agreement.

         3.9      Development Funding to deCODE. See Section 5.1.


4.       COMMERCIALIZATION OF COLLABORATION PRODUCT

         4.1 Scope of Joint Commercialization Program. Immediately after the Effective Date, ABG and deCODE shall commence their efforts to commercialize the Collaboration Product as further defined in this Article 4.

         4.2      Responsibilities.

                  4.2.1 deCODE Responsibilities. During the term of this Agreement, deCODE will have responsibility, in consultation with ABG, for the following support and manufacturing activities in connection with the Joint Commercialization Program. The extent of deCODE's obligations with respect to each category of support activity set forth at Section 4.2.1.1 et seq. will be limited to the specified number of person-hours for each activity.

                           4.2.1.1 Training. deCODE will train ABG technical, marketing, service/support, and sales personnel in the installation, administration, trouble-shooting, and use of the Collaboration Products. Subject to
                                    Section 4.2.1.6, deCODE's obligation with respect to training under this Section
                                    4.2.1.1 will not exceed a total of 600
                                    person-hours.

                           4.2.1.2 Marketing Support. deCODE will provide ABG with substantive input and review of marketing materials and product manuals. deCODE will also provide to ABG marketing personnel clear information about the benefits of Collaboration Product features relative to others, and the rationale for certain design decisions in the Collaboration Product. deCODE will also permit ABG to use the deCODE facility as a reference site for the Collaboration Products, and allow the production of promotional materials; provided, that any Confidential Information received by ABG during such facility visits shall be governed by the non-disclosure/non-use provisions in Section 8.1. Subject to
                                    Section 4.2.1.6, deCODE's obligation with respect to marketing support under this
                                    Section 4.2.1.2 will not exceed a total of 300 person-hours.


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                           4.2.1.3  Sales Support. deCODE will provide technical
                                    consultation to ABG sales representatives, and provide demonstration versions of Collaboration Products for use by ABG sales representatives. deCODE will also make available knowledgeable personnel for sales meetings with select customers, upon reasonable notice and as determined by the JSC. Subject to Section 4.2.1.6, deCODE's obligation with respect to sales support under this Section 4.2.1.3 will not exceed a total of 700 person-hours.

                           4.2.1.4 Second-Line Support for Collaboration Products. deCODE shall provide routine maintenance and upgrades for Collaboration Product; and, under circumstances which cannot be resolved by ABG under ABG's first-line of support under Section 4.2.2.4, deCODE shall provide technical consultation to ABG support personnel to resolve problems encountered by customers of the Collaboration Product. Upon reasonable notice and as determined by the JSC, deCODE will provide direct consultation to customers encountering problems, and will also be available to visit customers with ABG support personnel to resolve problems with the Collaboration Product. deCODE will use commercially reasonable efforts to provide answers to support questions as quickly as possible, and will make a support person available to speak with ABG representatives Monday through Friday, between the hours of 9AM and 6PM local time in Iceland, excluding Icelandic holidays, a list of which shall be provided to ABG on an annual basis. deCODE will provide a voicemail contact number for messages left at other times. deCODE will respond to messages from ABG support personnel as quickly as possible, during the hours stated above. Subject to Section 4.2.1.6, deCODE's obligation with respect to second-line customer support under this Section 4.2.1.4 will not exceed a total of 1600 person-hours.

                           4.2.1.5 Manufacturing. deCODE will provide ABG with a Golden Master of each Collaboration Product. In the event any problems are encountered with the Golden Master by ABG, deCODE will promptly replace it.

                           4.2.1.6 Additional Support for Collaboration Products. Any support requested by ABG under Sections 4.2.1.1, 4.2.1.2. 4.2.1.3, or
                                    4.2.1.4, above and beyond the specified
                                    number of person-hours will be provided to ABG by


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                           deCODE using commercially reasonable efforts for
                           additional consideration in the amount of $115 per person-hour, plus reimbursement for all reasonable out-of-pocket expenses for travel, meals and lodging. Furthermore, it is expected that the support requirements will be highest in the period immediately following the commercial release of a Collaboration Product. Therefore, deCODE will use commercially reasonable efforts to fulfill these requirements with more personnel available in the period immediately following the commercial release of a Collaboration Product. The $115 per person-hour rate will be reviewed annually and revised, if necessary, by the JSC as may be required to reflect current market rates and inflation for comparable professional services. Monies spent by ABG for support provided to ABG by deCODE pursuant to this
                           Section 4.2.1.6 will be included within Cost of Goods Sold of Collaboration Product.

                  4.2.2 ABG Responsibilities. During the term of this Agreement, ABG will be primarily responsible in consultation and with the support of deCODE as set forth at Section 4.2.1, for the following activities in connection with the Joint Commercialization
                           Program:

                           4.2.2.1 Marketing. ABG will (A) provide a marketable product definition of Collaboration Product to the JSC for the JSC's approval; (B) undertake and pay for all necessary sales forecasting for Collaboration Products as determined by the JSC; (C) define the product positioning of Collaboration Product; and (D) conduct all marketing and advertising and promotion activities for Collaboration Product as determined by the JSC.

                           4.2.2.2 Sales. ABG will conduct all selling activity related to Collaboration Product, including customer prospecting, customer qualification, customer demos, producing statements of work, and negotiating prices, subject to Section 4.4. In some cases, ABG may request that deCODE help support these selling activities, especially Collaboration Product demonstrations. In the event deCODE determines, in its sole discretion, to participate in such activities, ABG shall compensate deCODE at the rate of $115 per person hour.

                           4.2.2.3 Development of Support Plans. ABG will design, develop and submit to the JSC for its approval all Software Maintenance Plans and Custom Maintenance


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                                    Plans (collectively, the "Plans"), which are
                                    to be implemented and sold during the term of this Agreement, including the cost structure and proposed payment terms of such Plans.

                           4.2.2.4 First-Line Support. ABG will conduct all customer services and support related to the Collaboration Product. In the event that ABG personnel cannot resolve any customer support issue, ABG shall contact deCODE for assistance as provided in Section 4.2.1.4.

                           4.2.2.5 Installation and Customization. ABG will conduct all installation and customization of Collaboration Products, including configuration and integration of the Collaboration Products with other software products (including the ABG LIMS System) and with customers' existing information systems. ABG will also create all customer-specific software (custom code) around the Collaboration Product components, utilizing the Collaboration Product APIs. Any customization of the Collaboration Products that requires modification of source code will be performed by deCODE, subject to approval by the JSC.

                           4.2.2.6 Manufacturing. ABG will manufacture all discs, packaging, promotional materials and instructional manuals related to Collaboration Product

                           4.2.2.7 Taxes. ABG shall be solely responsible for any sales, use, gross receipts, value-added, excise, property or other tax, tariff, duty or assessment and income taxes and related interest and penalties collected, levied or imposed by national governments, state or provincial governments, local governments, or any subdivision of the foregoing and arising out of or related to the sale of the Collaboration Product to an end user.


         4.3 Support. Each Party's obligation to provide support for the Collaboration Product shall be performed in accordance with the following classifications and priorities:

                                             CATASTROPHIC: A catastrophic defect
                                    renders Collaboration Product unusable
                                    because an entire function is unusable and no workaround exists, or the defect is of such a nature that use of Collaboration Product will cause loss of data integrity or result in data


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                                    loss. Catastrophic defects also include
                                    significant and non-obvious quantitative errors.

                                             SERIOUS: A serious defect will
                                    typically not affect data integrity (meaning loss of data, corruption of data or give the wrong answer), but affects the customer's ability to use Collaboration Product as designed. It may be a failure, design issue, or a documentation error or omission. A work around may or may not exist.

                                             MINOR: Minor defects are those that
                                    will only have a limited effect on the
                                    customers' usage of Collaboration Product.

                                    Based on the severity of a defect and other considerations (e.g., the likelihood of encountering the defect, or certain business considerations) ABG personnel will set the relative priority of these code and design defects according to the following scale:

                                             P1: Must be fixed immediately

                                             P2: Must be fixed in pending
                                    maintenance release or checkpoint.

                                             P3: Should be fixed after P2
                                    defects are fixed.

                                             P4: Should be fixed if time
                           permits. If time does not permit, these defects should either be closed with a resolution Not to be Fixed or closed with a resolution Deferred.

         4.4 Pricing. [CONFIDENTIAL TREATMENT REQUESTED] responsibility for the pricing of Collaboration Product, or any other product or service resulting in Collaboration Revenue, except that, if the estimated Collaboration Revenue for a given product or service is [CONFIDENTIAL TREATMENT REQUESTED] then the price of the Collaboration Product or other product or service will require approval by [CONFIDENTIAL TREATMENT REQUESTED]

         4.5 Branding. The Collaboration Product and all associated manuals and promotional materials will carry the ABG brand and logo. In addition, ABG will be required to place a deCODE trademark, logo or design in all instructional manuals, promotional materials and on the outside of any packaging material for all Collaboration Product components; provided, however, that in the event no such materials are delivered to customers, all servers, CPUs and other hardware on which the Collaboration Products are installed shall be labeled with a sticker containing the deCODE trademark, logo or design. The placement and arrangement of the deCODE trademark, logo or design may be less prominent than ABG's trademark, logo or design, and shall be subject to deCODE's prior written consent and approval.


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         4.6      Software Escrow Account. deCODE and ABG will establish and maintain a software escrow account with DSI Technology Escrow Services containing the source code for all Collaboration Products (the "Software Escrow Account"). The terms of the Software Escrow Account, including terms relating to ABG's access to the Software Escrow Account and audit rights, will be as set forth in the Preferred Software Escrow Agreement set forth as Exhibit B of this Agreement. The Software Escrow Account will be established not later then 90 days following the Effective Date. All fees related to the establishment and maintenance of the Software Escrow Account will be shared equally, on a 50/50 basis by the Parties

5.       PAYMENTS AND VALUE SHARING

         5.1      Payments

                  (A) Development Funding to deCODE. ABG shall pay deCODE Development Funding at a rate of [CONFIDENTIAL TREATMENT REQUESTED] during the initial three year Exclusive Period for the development and commercialization of Collaboration Product pursuant to the Joint Development Program.

                  (B) Additional Compensation. In addition, in consideration for deCODE's research and development expenses in developing the Existing deCODE Genotyping Software prior to the Effective Date, ABG shall pay deCODE [CONFIDENTIAL TREATMENT REQUESTED] which amount shall be non-refundable and non-creditable, during the first three years of the Exclusive Period as follows:

                           Year 1 [CONFIDENTIAL TREATMENT REQUESTED] Year 2 [CONFIDENTIAL TREATMENT REQUESTED] Year 3 [CONFIDENTIAL TREATMENT REQUESTED]

                  (C) Each of the foregoing Payments will be made in four equal quarterly installments, and paid on the last business day of each Quarter. (For purposes of clarification, Year 1 will consist of the first 4 Quarters, Year 2 will consist of the second 4 Quarters, and Year 3 will consist of the third 4 Quarters, following the Effective Date of this Agreement.)

                  The Exclusive Period can be extended with the additional payments of Development Funding as set forth in Section 2.1.2.

         5.2 Profit Sharing. ABG shall submit a Collaboration Revenue statement to deCODE which shall set forth the amount of Collaboration Revenue during each Quarter and shall also include a calculation of Collaboration Profit. Each such statement shall be accompanied by the payment due


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                  deCODE which shall amount to [CONFIDENTIAL TREATMENT
                  REQUESTED] and the balance of Collaboration Profit will be retained by ABG. All payments due under this Section 5.2 will be due 45 days following the end of each Quarter.

         5.3 Payments. All payments under this Agreement will be made in United States dollars by wire transfer to a bank account designated by the Party receiving the payment, without deductions of taxes, charges or any other duties that may be imposed. For converting payments due on sales made in currencies other than United States dollars into United States dollars, the payments will be converted at the rate of exchange for United States dollars and each currency involved as quoted by The Wall Street Journal, Eastern Edition on the last business day of the relevant Quarter.

6.       JOINT STEERING COMMITTEE

         6.1 Purpose. A joint steering committee will be established to oversee all aspects of the Joint Development Program and Joint Commercialization Program established by this Agreement (referred to as "Joint Steering Committee" or "the JSC"). The duties of the Joint Steering Committee will include, but not be limited to, the following:

                  (A) implementation of any changes to the Joint Development Program or the Joint Commercialization Program;

                  (B) approval of the Workplan submitted by ABG and deCODE and approval of any modifications or additions to the Workplan from time to time;

                  (C) approval of the allocation and reallocation, if necessary, of the FTEs;

                  (D) approval of departures from pricing limits specified in Section 4.4 of this Agreement;

                  (E) approval of any Collaboration Product enhancements that go beyond normal "maintenance";

                  (F) approval of any customer specific modifications that require changes to Collaboration Product source code;



                  (G) determination of appropriate action to be taken in the event that activities within the Joint Development Program infringe any Intellectual Property Rights of a third party.


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                  (H)      review and approval of the Software Maintenance Plans
                           and Custom Maintenance Plans; and

                  (I) any other responsibilities as may be assigned to the JSC pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time.

         6.2 Membership. The Joint Steering Committee will be comprised of 3 employees from deCODE and 3 employees from ABG, appointed at the sole discretion of the respective Parties. Substitute employees may be appointed at any time upon written notice to the other Party. The Joint Steering Committee will be chaired in the first year by a senior representative from ABG, and thereafter on a rotating annual basis, by a senior representative from deCODE or ABG. The initial composition of the Joint Steering Committee will be as follows:


                           For deCODE:      [CONFIDENTIAL
                                            TREATMENT
                                            REQUESTED]

                           For ABG:         [CONFIDENTIAL
                                            TREATMENT
                                            REQUESTED]

         6.3 Meetings. The Joint Steering Committee will meet as often as is reasonably necessary to accomplish its purpose which shall in no case be less than once per Quarter, on a mutually agreeable date and at a mutually agreeable place or, in the absence of such agreement, such place shall alternate between the location of each of the Parties. Representatives of deCODE or ABG, or both, in addition to members of the Joint Steering Committee, may attend such meetings at the invitation of either Party.

         6.4 Joint Steering Committee Decisions and Dispute Resolution. Decisions by the Joint Steering Committee will be made by consensus. If the Joint Steering Committee is unable to reach agreement with respect to a particular matter within its purview, within 30 days, the matter will be submitted in writing to the President of deCODE and the President of the ABG for discussion and resolution. In the event that the Presidents of each Party cannot reach agreement within 10 business days after receiving the written submission from the Joint Steering Committee, which period may be extended by mutual agreement of the Parties, then either Party may initiate arbitration in accordance with the rules and procedures set forth in Exhibit C. Except, to the extent a dispute relates directly to limits imposed on deCODE by Icelandic laws, or conflicts with deCODE's contracts with the Icelandic Ministry of Health, the Icelandic health institutions and/or other relevant Icelandic governmental agencies, in


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                  which case, then deCODE's President will have the right to make a final and binding decision.

         6.5 Expenses. The Parties will each bear all expenses of their respective members related to their participation on the Joint Steering Committee.


7.       INTELLECTUAL PROPERTY; PATENT PROSECUTION AND LITIGATION; LICENSES;
         TRADEMARKS

         7.1      Ownership of Intellectual Property.

                  7.1.1 Background deCODE Intellectual Property and Collaboration deCODE Intellectual Property. All rights and title and interest in and to Background deCODE Intellectual Property and Collaboration deCODE Intellectual Property, whether patentable or copyrightable or not, shall remain the exclusive property of deCODE and will be subject to the terms and conditions of this Agreement.

                  7.1.2 Background ABG Intellectual Property and Collaboration ABG Intellectual Property. All rights and title and interest in and to Background ABG Intellectual Property and Collaboration ABG Intellectual Property, whether patentable or copyrightable or not, shall remain the exclusive property of ABG and will be subject to the terms and conditions of this Agreement.

                  7.1.3 Collaboration Joint Intellectual Property. All rights and title and interest in and to Collaboration Joint Intellectual Property, whether patentable or copyrightable or not, will belong jointly to ABG and deCODE and will be subject to the terms and conditions of this Agreement. Each Party will have the right to independently utilize the Collaboration Joint Intellectual Property, without accounting to the other Party, only to the extent that the utilization of the Collaboration Joint Intellectual Property by ABG does not require rights under Background deCODE Intellectual Property, Collaboration deCODE Intellectual Property, or any other Intellectual Property Rights owned by, either partially or wholly, or licensed to deCODE, and that utilization of the Collaboration Joint Intellectual Property by deCODE does not require rights under Background ABG Intellectual Property, Collaboration ABG Intellectual Property, or any other Intellectual Property Rights owned by, either partially or wholly, or licensed to ABG. Additionally, each Party will have the right but not the obligation to bring, at its own expense, an infringement action against any third party under its interest in Collaboration Joint Intellectual Property, subject to the same limitations set forth above with


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                           respect to the utilization of the Collaboration Joint
                           Intellectual Property by deCODE or ABG. The Parties will assist one another and cooperate in any such litigation at the other's reasonable request, and, if a Party is necessary in order to institute or maintain an infringement suit by the other Party as defined by law, that Party agrees to be joined in the suit.

         7.2      Filing of Patent Applications.

                  7.2.1 Collaboration deCODE Intellectual Property. deCODE shall have the right, using such legal counsel selected by deCODE in its sole discretion, to prepare, file, prosecute, maintain and extend patent applications for Collaboration deCODE Intellectual Property in countries of deCODE's choosing. deCODE will bear all costs relating to such activities. deCODE may if it so desires solicit ABG's advice and review of the patent applications, and deCODE may if it so desires take into consideration ABG's advice thereon.

                  7.2.2 Collaboration ABG Intellectual Property. ABG shall have the right, using legal counsel selected by ABG in its sole discretion, to prepare, file, prosecute, maintain and extend patent applications for Collaboration ABG Intellectual Property in countries of ABG's choosing. ABG will bear all costs relating to such activities. ABG may if it so desires solicit deCODE's advice and review of the patent applications, and ABG may if it so desires take into consideration deCODE's advice thereon.

                  7.2.3 Collaboration Joint Intellectual Property. ABG and deCODE will jointly have the right, using such legal counsel as selected by both Parties, to prepare, file, prosecute, maintain and extend patent applications for Collaboration Joint Intellectual Property in countries of the Parties choosing. But, if the utilization of the Collaboration Joint Intellectual Property would necessarily infringe claims of patents or patent applications claiming Background ABG Intellectual Property, the Collaboration Joint Intellectual Property will, for the purposes of this Section 7.2.3 only, be treated as Collaboration ABG Intellectual Property under
                           Section 7.2.2; and, if the utilization of the Collaboration Joint Intellectual Property would necessarily infringe claims of patents or patent applications claiming Background deCODE Intellectual Property, the Collaboration Joint Intellectual Property will, for the purposes of this Section 7.2.3 only, be treated as Collaboration deCODE Intellectual Property under Section 7.2.1. If only one Party ("Filing Party") desires to file a patent application in one or more countries, then the Filing Party will thereafter have the right, at its sole expense, to prepare, file, prosecute, and maintain the applications in its own name in the one or more countries. The other Party will,


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                           at its own expense, assign said patent applications
                           to the Filing Party and provide reasonable assistance to the Filing Party at the Filing Party's expense to facilitate the filing and prosecution of all the patent applications that the other Party has elected not to pursue, and the other Party will execute all documents deemed necessary or desirable therefor. The Filing Party will provide to the other Party a royalty-free non-exclusive license, with right to sublicense, under all the patent applications that the other Party has elected not to pursue and the Filing Party has elected to pursue under this Section
                           7.2.3. ABG and deCODE will each hold all information it presently knows or acquires under this Section
                           7.2.3 as Confidential Information in accordance with
                           Section 8.

         7.3      License of Intellectual Property.

                  7.3.1 Grant to ABG. deCODE hereby grants to ABG a non-exclusive, world-wide, royalty-free, non-transferable, non-assignable (subject to Section 12.7) license under Background deCODE Intellectual Property and Collaboration deCODE Intellectual Property, only to the extent such Background deCODE Intellectual Property and Collaboration deCODE Intellectual Property directly relates to Collaboration Products, to develop, make, import, use, offer to sell, distribute and sell Collaboration Products in the Genotyping Field only to the extent reasonably necessary for ABG to carry out its activities under the Joint Development Program and the Joint Commercialization Program.

                           7.3.1.1 Sublicenses. ABG will have no right to sublicense its license rights granted at
                                    Section 7.3.1 beyond those rights granted to its customers through the sale of Collaboration Product.

                  7.3.2 Grant to deCODE. ABG hereby grants to deCODE a non-exclusive, world-wide, royalty-free, non-transferable, non-assignable (subject to Section 12.7) license under Background ABG Intellectual Property and Collaboration ABG Intellectual Property to develop, make, use, offer to sell, and sell Collaboration Products in the Genotyping Field only to the extent deemed necessary by ABG for deCODE to carry out its activities under the Joint Development Program and Joint Commercialization Program.

                  7.3.3 No Other Licenses. No rights other than those expressly granted in Section 7.3.1 are hereby granted or intended to be granted to or by either Party, either expressly, impliedly, or by estoppel, under Background deCODE Intellectual


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                           Property, Collaboration deCODE Intellectual Property,
                           Collaboration Joint Intellectual Property, Background ABG Intellectual Property, Collaboration ABG Intellectual Property, or any other Intellectual Property Rights of either deCODE or ABG.


         7.4 Interfering Third Party Intellectual Property. If a Party believes that any activities within the Joint Development Program infringe any Intellectual Property Rights of a third party, that Party will promptly notify the Joint Steering Committee. The Joint Steering Committee shall be responsible for determining the appropriate action to be taken.

         7.5      Patent Litigation.

                  7.5.1 Defense Against Third Party Claims. In the event of the institution of any suit by a third party against deCODE or ABG alleging that the manufacture, use, sale, distribution or marketing of a Collaboration Product infringes a third party Intellectual Property Right, the Party sued will promptly notify the other Party in writing. The Parties named in such suit will have the right to defend, and the other Party shall have the right to participate in the defense, of such suit each at its own expense. deCODE and ABG will assist one another and cooperate in any such litigation at the other's reasonable request without expense to the requesting Party. The Party conducting such action will have full control over its conduct, including settlement thereof. But, no settlement of an action will be made without the prior written consent of the other Party if such settlement would materially adversely affect the rights of the other Party, the consent shall not be unreasonably withheld or delayed.

                  7.5.2 Prosecution of Infringement Action. In the event that deCODE or ABG become aware of actual or threatened infringement of any Collaboration deCODE Intellectual Property, Collaboration ABG Intellectual Property, or Collaboration Joint Intellectual Property, that Party will promptly notify the other Party in writing. The owner the of the Intellectual Property Rights will have the first right but not the obligation to bring, at its own expense, an infringement action against the alleged infringer and to use the other Party's name in connection therewith. If the owner of the Intellectual Property Rights does not commence a particular infringement action within 90 days, the other Party, after notifying the owner in writing, will be entitled to bring the infringement action at its own expense. The Party conducting the action will have full control over its conduct, including settlement thereof. But, no settlement of an action will be made without the prior written consent of the other Party if such settlement would materially adversely affect the rights of the other Party, such


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                           consent not to be unreasonably withheld or delayed.
                           In any event, deCODE and ABG will assist one another and cooperate in any such litigation at the other's reasonable request without expense to the requesting Party, and, if a Party is necessary in order to institute or maintain an infringement action by the other Party as defined by law, that Party will join such action, represented by its own counsel.

                  7.5.3 Expenses. deCODE and ABG have the right to recover their respective actual out-of-pocket expenses, or proportionate share thereof, in connection with any litigation or settlement thereof from any recovery made by any Party. Any excess amount will be shared between ABG and deCODE in an amount proportional to their respective expenses.

                  7.5.4 Information. The Parties will keep one another reasonably informed of the status of their respective activities regarding any litigation described at Sections 7.5.1. or 7.5.2, or settlement thereof.

         7.6 Effect of Bankruptcy. All rights and licenses granted under this Agreement by one Party to the other Party are, and will irrevocably be deemed to be, "intellectual property" as defined in Section 101(56) of Title 11, U.S. Code ("Bankruptcy Code"). In the event of the commencement of a case by or against either Party under any Chapter of the Bankruptcy Code, this Agreement will be deemed an executory contract and all rights and obligations hereunder will be determined in accordance with Section 365(n) thereof.

         7.7 Trademarks and Non-Proprietary Names. All rights and title and interest in and to the Parties' existing trademarks, logos, designs and distinctive marks, shall remain the exclusive property of the respective Parties. The Joint Steering Committee, at equally shared expense between each Party, will be responsible for the selection, registration and maintenance of all trademarks that it employs in connection with Collaboration Products, and both Parties will own and control such trademarks jointly for use in the Genotyping Field. Nothing in this Agreement will be construed as a grant of rights, by license or otherwise, to either Party to use any trademark for any purpose other than marketing and sale of Collaboration Product as provided in this Agreement. ABG, at its expense, will be responsible for the selection of non-proprietary names for Collaboration Product sold by ABG.


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8.       CONFIDENTIALITY

         8.1 Non-Disclosure; Non-Use. Because deCODE and ABG will be cooperating with each other under this Agreement, each may reveal Confidential Information to the other. The Parties agree, by using the same degree of care as each uses for its own Confidential Information which shall in no case be less than a reasonable degree of care, to hold in confidence any Confidential Information disclosed by the other Party hereunder, and not to disclose any Confidential Information to any third party, and not to use any Confidential Information disclosed by the other Party hereunder for purpose other than carrying out its obligations under this Agreement, without the express written consent of the other Party. Each Party will disclose Confidential Information only to its employees or agents who have a need to know. Each Party will use Confidential Information only for purposes of furthering the Joint Development Program or Joint Commercialization Program. With respect to any Confidential Information that is revealed by a Party to the other Party, the confidentiality/non-use requirement of this Section 8.1 will remain in force for a period of 5 years after the expiration or termination of this Agreement except that, where the Confidential Information is a legally cognizable trade secret under United States Law, this confidentiality/non-use requirement will remain in force for the life of the trade secret.

                  8.1.1 Injunctive Relief. The Parties hereby agree to advise the other immediately in the event that it learns or has reason to believe that any person who has access to Confidential Information, or any portion thereof, has violated or intends to violate the terms of this Agreement; and each Party will, at is expense, cooperate with the other Party in seeking injunctive relief or other equitable relief in its own name or that of the other Party against that person.

         8.2 Responsibility over Employees and Agents. Each Party will assume individual responsibility for the actions and omissions of its respective employees, agents and consultants, and to inform same of the responsibilities under Article 8 of this Agreement, and to obtain their agreement to be bound in the same manner that the Party is bound.

         8.3 Affiliates. Nothing herein will be construed as preventing either Party from disclosing any information to its Affiliates for the purpose of furthering the Joint Development Program or Joint Commercialization Program, provided such Affiliate has undertaken a similar obligation of confidentiality with respect to the Confidential Information.

         8.4 Bankruptcy. All Confidential Information disclosed by one Party to the other will remain the Intellectual Property of the disclosing Party. A bankrupt or insolvent Party will, to the extent permitted by law, take all steps necessary or desirable to maintain the confidentiality of the other


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                  Party's Confidential Information and to ensure that the court or other tribunal maintain such information in confidence in accordance with the terms of this Agreement. In the event that a court or other legal or administrative tribunal, directly or through an appointed master, trustee or receiver, assumes partial or complete control over the assets of a Party to this Agreement based on the insolvency or bankruptcy of such Party, the bankrupt or insolvent Party will promptly notify the court or other tribunal

                  (A) that Confidential Information received from the other Party under this Agreement remains the property of the other Party; and,

                  (B) of the confidentiality obligations under this Agreement.

         8.5 Publication. Neither ABG nor deCODE will submit for written or oral publication any manuscript, abstract or the like that includes data or other Confidential Information generated and provided by the other Party or otherwise developed by either Party under the Joint Development Program or Joint Commercialization Program without first obtaining the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed. If written consent or written denial is not provided by the other Party within 90 days, the first Party will have the right to publish. But, the foregoing will not apply to customary literature that is prepared for marketing and sales purposes and that does not contain Confidential Information.

         8.6 Publicity. Neither Party nor any of its Affiliates will originate any news or any other public disclosure relating to this Agreement without the prior written approval of the other Party, such approval not to be unreasonably withheld or delayed, except that nothing in this Section 8.6 shall prevent either Party from issuing statements that such Party reasonably determines to be necessary to comply with applicable law (including the disclosure requirements of the U.S. Securities and Exchange Commission, Nasdaq or any other stock exchange on which securities issued by such Party are traded); provided, however, that, to the extent practicable under the circumstances, such Party shall provide the other Party with a copy of the proposed text of such statements sufficiently in advance of the scheduled release thereof to afford such other Party a reasonable opportunity to review and comment upon the proposed text.

         8.7 Compliance with Statutory Requirements. Nothing in this Agreement will be construed as preventing or in any way inhibiting either Party from complying with statutory or regulatory requirements governing the development, manufacture, use, sale, or other distribution, of Collaboration Product in any manner that it reasonably deems appropriate, including, for example, by disclosing to regulatory authorities Confidential Information or other information received from a Party or third parties. The Parties will take reasonable measures to assure that no unauthorized


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                  use or disclosure is made by others to whom access to such information is granted under this Section 8.7.

         8.8 Compelled Disclosure. In the event that a Party ("Disclosing Party") is legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigation demand or similar process) to disclose any Confidential Information, the Disclosing Party will provide prompt prior written notice of such compulsion to the other Party, so that the other Party may seek a protective order or other appropriate remedy or, if appropriate, waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, the Disclosing Party will disclose only that portion of Confidential Information that it is advised by opinion of counsel is legally required to be disclosed, or else stand liable for contempt or suffer other censure or penalty, and will exercise its best effort to obtain reliable assurance that confidential treatment required hereby will be accorded such Confidential Information; and the Disclosing Party will not be liable for such disclosure unless such disclosure was caused by or resulted from a previous disclosure by the Disclosing Party not permitted by this Agreement.


9.       REPRESENTATIONS, WARRANTIES AND COVENANTS; DISCLAIMERS

         9.1 Each Party represents, warrants and covenants to the other Party that:

                  (A) it has the corporate power and authority and legal right to enter into this Agreement and to perform its obligations hereunder;

                  (B) the execution and delivery of this Agreement and the performance of the transactions contemplated thereby have been duly authorized by all necessary corporate action of the Party;

                  (C) the execution and delivery of this Agreement and the performance by the Party of any of its obligations under this Agreement do not and will not:

                           (1) conflict with, or constitute a breach or violation of, any other contractual obligation to which it is a Party, any judgment of any court or governmental body applicable to the Party or its properties, or, to the Party's knowledge, any statute, decree, order, rule or regulation of any court or governmental agency or body applicable to the Party or its properties; and

                           (2) require any consent or approval of any governmental authority or other person;


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                  (D)      each Party will, to the best of its knowledge without
                           undertaking a special investigation, disclose to the other Party any material adverse proceedings, claims or actions that arise that would materially interfere with that Party's performance of its obligations under this Agreement; and

                  (E) each Party's employees have executed or will execute agreements whereby all right, title and interest in any Intellectual Property Rights will be assigned to their respective employers.

         9.2 Freedom to Operate. deCODE represents and warrants to ABG that, to the best of its knowledge, the incorporation of any Existing deCODE Genotyping Software into Collaboration Products hereunder will be free from infringement of patent, copyright or other Intellectual Property Rights of third parties.

         9.3 Rights Under Incorporated Third-Party Software. deCODE represents and warrants that, to the best of its knowledge, after undertaking a reasonable investigation, ABG and ABG's customers will have all Intellectual Property Rights in any third-party software, or software derived from third party software, incorporated in any Existing deCODE Genotyping Software incorporated in Collaboration Products necessary to freely utilize such Existing deCODE Genotyping Software without any obligation to any third party.

         9.4 Disclaimers. NOTHING CONTAINED IN THIS AGREEMENT WILL BE CONSTRUED AS:

                  (A) A WARRANTY OR REPRESENTATION BY EITHER PARTY AS TO THE VALIDITY, ENFORCEABILITY, OR SCOPE OF ANY PATENT;

                  (B) A WARRANTY OR REPRESENTATION THAT ANY MANUFACTURE, SALE, OFFER FOR SALE, LEASE, IMPORT, USE OR OTHER DISPOSITION OF ANY COLLABORATION PRODUCTS HEREUNDER WILL BE FREE FROM INFRINGEMENT OF PATENT, COPYRIGHT OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH AT SECTIONS 9.2 AND 9.3;

                  (C) A WARRANTY OR REPRESENTATION BY EITHER PARTY WITH RESPECT TO THEIR ENFORCEMENT OF ANY PATENT INCLUDING WITHOUT LIMITATION THE PROSECUTION, DEFENSE OR CONDUCT OF ANY ACTION OR SUIT CONCERNING INFRINGEMENT OF ANY SUCH PATENT;


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                  (D)      CONFERRING ANY RIGHT TO USE IN ADVERTISING,
                           PUBLICITY, OR OTHERWISE, ANY TRADEMARK, TRADE NAME OR NAMES, OR ANY CONTRACTION, ABBREVIATION OR SIMULATION THEREOF, OF EITHER PARTY;

                  (E) AN OBLIGATION UPON EITHER PARTY TO MAKE ANY DETERMINATION AS TO THE APPLICABILITY OF ANY OF ITS PATENTS TO ANY COLLABORATION PRODUCT;

                  (F) AN INDUCEMENT BY ONE PARTY TO THE OTHER TO USE ANY PATENTS OR TO MAKE, USE, OR SELL COLLABORATION PRODUCTS COVERED BY ANY PATENTS, OR AN INDUCEMENT OF THE OTHER PARTY'S CUSTOMERS TO PURCHASE OR OTHERWISE USE COLLABORATION PRODUCTS COVERED BY ANY PATENTS;

                  (G) AN ADMISSION BY EITHER PARTY THAT ANY OF ITS COLLABORATION PRODUCTS INFRINGE ANY PATENTS OF THE OTHER PARTY; OR

                  (H) A WARRANTY OR REPRESENTATION BY EITHER PARTY WITH RESPECT TO THE MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, OF ANY COLLABORATION PRODUCTS HEREUNDER.


10.      INDEMNIFICATION; LIMITATION OF LIABILITY

         10.1 ABG's Indemnity. ABG will defend, indemnify and hold harmless deCODE and its Affiliates, and their respective directors, officers, employees and agents, from and against any judgment, damage, liability, loss, cost or other expense, including legal fees ("Liability"), arising out of or resulting from any third-party claims made or proceedings brought against deCODE to the extent that the Liability arises from the following:

                  (A) The willful misconduct, recklessness, gross negligence or fraudulent acts or omissions of ABG or its Affiliates, and their respective directors, officers, employees and agents in connection with the development, marketing, manufacture, storage, handling, commercialization, distribution, use or sale of Collaboration Product; or,

                  (B)      from ABG's breach of any warranty set forth in
                           Section 9.


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         10.2     deCODE's Indemnity. deCODE will defend, indemnify and hold harmless ABG and its Affiliates, and their respective directors, officers, employees and agents, from and against any Liability, arising out of or resulting from any third-party claims made or proceedings brought against ABG to the extent that the Liability arises from the following:

                  (A) The willful misconduct, recklessness, gross negligence or fraudulent acts or omissions of deCODE or its Affiliates, and their respective directors, officers, employees and agents in connection with the development, marketing, manufacture, commercialization, use or sale of Collaboration Product; or,

                  (B)      from deCODE's breach of any warranty set forth in
                           Section 9.

         10.3 Notice; Choice of Attorney. A person that intends to claim indemnification under this Section 10 (the "Indemnitee") will promptly notify the other Party (the "Indemnitor") of any Liability in respect of which the Indemnitee intends to claim indemnification. The Indemnitor will assume the defense and settlement thereof with counsel of its choice, reasonably satisfactory to the other Party. An Indemnitee will have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor if Indemnitor does not assume the defense; or, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential material and substantial differing interests between such Indemnitee and the other Party. The Indemnitee's failure to deliver notice to the Indemnitor promptly after the commencement of any such action, if prejudicial to the Indemnitor's ability to defend the action, will relieve the Indemnitor of any liability to the Indemnitee under this Section 10, but the omission to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Section 10.

         10.4 Consent Required. The indemnity provisions in this Section 10 will not apply to amounts paid in settlement of any Liability if the settlement is effected without the consent of the Indemnitor. The Indemnitor shall have the right to settle any Liability at the sole discretion of the Indemnitor, provided that such settlement does not compromise any obligation, or right (including Intellectual Property Rights) or otherwise adversely affect, the Indemnitee or the other Party.

         10.5 Cooperation. The Indemnitee under this Section 10, its employees and agents, will cooperate fully with the Indemnitor and its legal representatives in the investigations of any action, claim or Liability covered by this indemnification. In the event that each Party claims indemnity from the other and one Party is finally held liable to indemnify the other, the Indemnitor will additionally be liable to pay the reasonable


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                  legal costs and attorneys' fees incurred by the Indemnitee in establishing its claim for indemnity.

         10.6 LIMITATION OF LIABILITY. THE LIABILITY OF A PARTY WITH RESPECT TO ANY AND ALL SUITS, ACTIONS, LEGAL PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, COSTS AND EXPENSES ARISING OUT OF ITS PERFORMANCE OR NONPERFORMANCE OF ANY OBLIGATIONS UNDER THIS AGREEMENT, WHETHER BASED ON CONTRACT, WARRANTY, TORT (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE), STRICT LIABILITY, STATUTORY OR OTHERWISE, WILL BE LIMITED TO (A) DIRECT, ACTUAL DAMAGES INCURRED AS A RESULT OF THE PARTY'S FAILURE TO PERFORM ITS OBLIGATIONS AS REQUIRED BY THIS AGREEMENT, AND (B) WILL NOT EXCEED IN THE AGGREGATE A SUM EQUAL TO THE TOTAL AMOUNT OF COLLABORATION REVENUE RECEIVED OR RETAINED BY THE PARTY UNDER THIS AGREEMENT. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR TO ANY OTHER PERSON OR ENTITY WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT, FOR ANY (A) INCIDENTAL, SPECIAL, CONSEQUENTIAL OR INDIRECT DAMAGES, OR (B) DAMAGES RESULTING FROM LOSS OF SALE, BUSINESS, PROFITS, OPPORTUNITY OR GOODWILL, EVEN IF THE REMEDIES PROVIDED FOR IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE AND EVEN IF EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY OF THE FOREGOING DAMAGES.


11.      TERM AND TERMINATION

         11.1 Term. Unless terminated earlier as provided in this Section 11, this Agreement will commence on the Effective Date and will remain in full force until the expiration of the Non-Exclusive Period as may be extended hereunder.

         11.2     Termination

                  11.2.1 By Mutual Agreement. This Agreement may be terminated without cause by mutual written agreement of the Parties, effective as of the time specified in such written agreement.

                  11.2.2 Bankruptcy or Material Breach. This Agreement may be terminated by either Party,

                           (A) in the event the other Party files in any court or agency under any statute or regulation of any state or country, a


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                                    petition in bankruptcy or insolvency or for
                                    reorganization or for the appointment of a receiver or trustee of the other Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party will be served with an involuntary petition against it, filed in any insolvency proceeding, and the petition is not dismissed within 60 days after the filing thereof, or if the other Party will propose or be a Party to any dissolution or liquidation, or if the other Party will make an assignment for the benefit of creditors, subject in any case to applicable bankruptcy laws; or

                           (B) upon any material breach of this Agreement by the other Party; except that,

                                    (1)      the Party alleging such breach must
                                             first give the other Party written
                                             notice thereof, which notice must
                                             state the nature of the breach in
                                             reasonable detail and the other
                                             Party must have failed to cure such
                                             alleged breach within 60 days after
                                             receipt of the notice; and

                                    (2)      the Party alleging the breach must
                                             terminate the Agreement within 1
                                             year of first giving the other
                                             Party such written notice.

                  11.2.3 Survival of Obligations. Upon any termination of this Agreement, by expiration of the term or otherwise, neither Party will be relieved of any obligations incurred prior to such termination. Despite any termination of this Agreement, the rights and obligations of the Parties under, and the provisions of Sections 1, 2.2, 3.8, 4.2.2.7, 5.2, 5.3, 7.1, 7.2,
                           7.5 (solely with respect to suits commenced before the effective date of termination of this Agreement), 8, 9.4, 10, 11.2.3, 11.2.5, 11.2.6 and 12, as well as any other provisions that by their nature are intended to survive any termination, will survive and continue to be enforceable.

                  11.2.4

                  Termination Upon Notice. ABG may terminate this Agreement upon sixty (60) days notice to deCODE, provided however, that such notice is give after the first anniversary of the Effective Date. Upon termination pursuant to this Section 11.2.4, ABG may elect to continue, by its own efforts and at its sole expense, to exclusively market only those Collaboration Products which were being sold or marketed by the Parties at the time of such termination, for the remainder of the initial Exclusive Period, and the associated Non-Exclusive Period, without the right of


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                  extension of the Exclusive Period (the "Marketing Option"). In
                  order to exercise the Marketing Option, ABG must delivery written notice to deCODE which notice shall acknowledge ABG's obligation to continue to share Collaboration Profit with deCODE as set forth in Section 5.2 of the Agreement. In the event ABG elects to so exercise the Marketing Option, then in addition to the provisions set forth in Section 11.2.3, Sections 7.3.1 and 7.3.3 shall survive the termination of this Agreement but only until the expiration of the time period specified in the Marketing Option.

                  11.2.5 Access To Software Escrow Account. In the event that the Agreement is terminated by ABG under Section 11.2.2(A), and subject to applicable law, ABG will be permitted to obtain access to the materials deposited in the Software Escrow Account established pursuant to Section 4.6 ("Escrow Materials") pursuant to and in accordance with the terms and conditions of the Preferred Software Escrow Agreement.

                  11.2.6 Access to Source Code Upon Expiration or Termination of this Agreement. In the event that, following the expiration or termination of this Agreement, ABG continues to maintain Collaboration Products under any Software Maintenance Plan(s) and/or Custom Maintenance Plan(s), deCODE agrees to provide ABG with (i) access to all relevant source code for the Collaboration Products subject to such Software Maintenance Plan(s) and/or Custom Maintenance Plan(s), (ii) reasonable assistance with respect to ABG's utilization of such relevant source code, and
                           (iii) a continued license to use the source code strictly for the purposes set forth in this Section 11.2.6; provided, however, that (i) ABG's use of such source code shall be strictly limited to providing contracted for maintenance services under Software Maintenance Plan(s) and/or Custom Maintenance Plan(s), and (ii) ABG shall continue to share all Collaboration Profit from such Software Maintenance Plan(s) and/or Custom Maintenance Plan(s) with deCODE as set forth in Section 5.2 of this Agreement as if this Agreement was still in full force and effect.


12.      GENERAL PROVISIONS

         12.1 Force Majeure. Except for the payment of money, if the performance of any part of this Agreement by either Party, or of any obligation under this Agreement, is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the Party liable to perform, unless conclusive evidence to the contrary is provided, the Party so affected will, upon giving written notice to the other Party, be excused from the performance to the extent of the prevention, restriction, interference or delay; provided, however, the affected Party will use its


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                  reasonable best efforts to avoid or remove the causes of
                  non-performance and will continue performance with the utmost dispatch whenever the causes are removed. When the circumstances arise, the Parties will discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

         12.2 Governing Law; Attorneys' Fees. This Agreement will be deemed to have been made in the State of Delaware, and its form, execution, validity, construction and effect will be determined in accordance with the laws of the State of California, without reference to conflicts of law principles. Any suit arising out of or relating to this Agreement must be brought and tried only in the State or Federal courts in New York County, New York. In the event that any Party shall commence any proceeding to enforce or interpret the provisions of this Agreement, the prevailing Party in any such action or proceeding will be entitled to recover reasonable attorneys' fees and costs incurred in connection with such suit, action or proceeding in addition to whatever other remedies may also be available.

         12.3 Books and Records. Using a Party's customary practices and procedures in accordance with GAAP, each Party will keep and maintain proper and complete records and books of account sufficient in detail to enable the verification of monies spent and received by each Party in connection with each Party's obligations under this Agreement, including, but not limited to, Collaboration Revenue and Collaboration Profit. The books and records will be retained for a period of at least 3 years after the end of the period for which such books and records pertain. Each Party will have the right from time to time (not to exceed once per calendar year) during normal business hours and upon 2 weeks written notice, to inspect in confidence, or have an agent, accountant or other representative inspect in confidence, the books and records. The Party initiating the inspection will bear the costs thereof unless the inspection reveals a discrepancy unfavorable to that Party of at least 10%, in which case the other Party will pay the costs of the inspection. If the inspection results in a final determination that amounts have been overstated or understated, the applicable amount will be refunded or paid promptly by the appropriate Party, which shall in no case be more than 30 days. The inspecting Party will treat all information learned in the course of any audit or inspection as Confidential Information, and will maintain such Confidential Information in strict confidence, except to the extent necessary for the Party to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by law. The public accounting firm employees shall sign a customary confidentiality agreement as a condition precedent to their inspection, and shall report to the inspecting Party only that information which would be contained in a properly prepared royalty report.


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         12.4     Severability. If a court or an arbitrator of competent
                  jurisdiction holds any provision of this Agreement to be illegal, unenforceable, or invalid, in whole or in part for any reason, that provision will be deemed severed from the rest of the Agreement, and the validity and enforceability of the remaining provisions, or portions thereof, will not be affected.

         12.5 Entire Agreement. This Agreement and all exhibits referred to in this Agreement, together with the Preferred Software Escrow Agreement constitute the final, complete, and exclusive statement of the terms of the agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior and contemporaneous understandings or agreements of the Parties. No Party has been induced to enter into this Agreement by, nor is any Party relying on, any representation or warranty outside those expressly set forth in this Agreement.

         12.6 Modification of Agreement. No terms or conditions of this Agreement will be varied or modified by any prior or subsequent statement, conduct or act of either of the Parties, except that the Parties may supplement, amend, or modify this Agreement by written instruments specifically referring to, and executed in the same manner as, this Agreement.

         12.7 Assignment. Neither Party has the power to assign this Agreement nor any of its rights or obligations hereunder without the prior written consent of the other Party, except that either Party may assign this Agreement or any of its rights or obligations to any Affiliate or to any third party with which it may merge or consolidate, or to which it may transfer all or substantially all of its assets to which this Agreement relates, without obtaining the consent of the other Party. Any unauthorized assignment will be void. Subject to the foregoing, the rights and obligations of the Parties will bind and inure to the benefit of their respective successors and assigns.

         12.8 Relationship. Nothing contained in this Agreement will be construed to make the Parties' partners, joint venturers, principles, agents or employees of the other. Neither Party will have the right, power, or authority, express or implied, to bind the other Party.

         12.9 Waiver. No waiver of a breach, failure of any condition, or any right or remedy, contained in or granted by the provisions of this Agreement will be effective unless it is in writing and signed by the Party waiving the breach, failure, right or remedy. No waiver of any breach, failure, right or remedy will be deemed a waiver of any other breach, failure, right or remedy, whether or not similar, nor will any waiver constitute a continuing waiver unless the writing so specifies.

         12.10 Export Control Regulations. The rights and obligations of the Parties under this Agreement, shall be subject in all respects to United States laws and regulations as shall from time to time govern the license and delivery


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                  of technology and products abroad, including the United States
                  Foreign Assets Control Regulations, Transaction Control Regulations and Export Control Regulations, as amended, and any successor legislation issued by the Department of Commerce, International Trade Administration, or Office of Export Licensing. Without in any way limiting the provisions of this Agreement, each Party agrees that, unless prior authorization is obtained from the Office of Export Licensing, it will not export, reexport, or transship, directly or indirectly, to any country, any of the technical data disclosed to it by the other party hereto if such export would violate the laws of the United States or the regulations of any department or agency of the United States Government

         12.11    Construction.

                  12.11.1 Headings; Sections and Exhibits. Headings contained in this Agreement are for convenience only and will not be used in the interpretation of this Agreement. References herein to sections and exhibits are to the sections and exhibits, respectively, of this Agreement. The exhibits are hereby incorporated herein by reference and made a part of this Agreement. Should any inconsistency exist or arise between a provision of this Agreement and a provision of any exhibit or other incorporated writing, the provision of this Agreement will prevail.

                  12.11.2 No Construction Against Drafter. Each Party and its counsel have participated fully in the review and revision of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not apply in interpreting this Agreement.

                  12.11.3 Certain Words and Terms. Unless the context clearly requires otherwise,

                           (A) the plural and singular numbers will each be deemed to include the other;

                           (B) the masculine, feminine, and neuter genders will each be deemed to include the others;

                           (C) "will," "will agree," or "agrees" are mandatory, and "may" is permissive;

                           (D)      "or" is not exclusive; and

                           (E)      "includes" and "including" are not limiting.


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         12.12    Counterparts. This Agreement may be executed in any number of counterparts, and each counterpart will be deemed an original instrument, but all counterparts together will constitute but one agreement.

         12.13 Counting Days. Unless otherwise specified, "days" will be considered calendar days. Calendar days will be counted by excluding the first day and including the last day, unless the last day is a Saturday, Sunday, or a legal holiday, and then it will be excluded. "Business days" will exclude Saturdays, Sundays, and all legal holidays in the United States and Iceland.

         12.14    Notices.

                  12.14.1 Sufficient Notice. All notices, requests, demands, or other communications under this Agreement will be in writing. Notice will be sufficiently given for all purposes as follows:

                           (A) when personally delivered to the recipient, notice is effective on delivery;

                           (B) when mailed certified mail, return receipt requested, notice is effective on receipt, if delivery is confirmed by a return receipt;

                           (C)      when delivered by Federal
                                    Express/Airborne/United Parcel Service/DHL
                                    WorldWide, or United States Express Mail, charges prepaid or charged to the sender's account, notice is effective on delivery, if delivery is confirmed by the delivery service; and

                           (D) when sent by telex or fax to the last telex or fax number of the recipient known to the Party giving notice, notice is effective on receipt, provided that

                                    (1)      a duplicate copy of the notice is
                                             promptly given by first-class or
                                             certified mail or by
                                             overnight delivery, or

                                    (2)      the receiving Party delivers a
                                             written confirmation of receipt.
                                             Any notice given by telex or fax
                                             will be deemed received on the next
                                             business day if it is received
                                             after 5:00 p.m. (recipient's time)
                                             or on a non-business day.

                  12.14.2 Notice Refused, Unclaimed, Or Undeliverable. Any correctly addressed notice that is refused, unclaimed, or undeliverable because of an act or omission of the Party to be notified will be deemed effective as of the first date that said notice was refused,


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                           unclaimed, or deemed undeliverable by the postal
                           authorities, messenger, or overnight delivery service.

                  12.14.3 Addresses. Addresses for purpose of giving notice are as follows:



                  If to deCODE:      deCODE genetics, ehf.
                                     Hlioarsmari 15,
                                     200 Kopavogur,
                                     Iceland
                                     FAX No.: 011-354 (570) 1902
                                     Attn.: President

                  If to ABG:         Applied Biosystems
                                     850 Lincoln Centre Drive
                                     Foster City, CA 94404
                                     FAX No.: 650-638-6677
                                     Attn.: Legal Department


[Signature Page Follows]






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The Parties , through their authorized officers, have executed this Agreement as of the Effective Date.

deCODE GENETICS, ehf.                             PE CORPORATION (NY), THROUGH
                                                  ITS APPLIED BIOSYSTEMS GROUP



By: /s/ Kari Stefansson                           By: /s/ Michael W. Hunkapiller
   --------------------------------                  ---------------------------

Name: Kari Stefansson                             Name: Michael W. Hunkapiller
     --------------------------------                  -------------------------

Title: CHIEF EXECUTIVE OFFICER                    Title: Senior Vice President
      --------------------------------                   and President Applied
                                                         Biosystems Group
                                                        ------------------------

Date: July 16, 2001                               Date: July 16, 2001
     --------------------------------                  -------------------------







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                                    EXHIBIT A

                               SOFTWARE COMPONENTS


The following describes the division of Existing deCODE Genotyping Software into independently deployable components ("Components"). The aim of this division is to allow customers to obtain only those components that they need, since offering a single monolithic application is often a significant impediment in a marketplace where customers have their own development groups and where integration with existing software systems is necessary.

To provide ABG with the flexibility it needs to commercialize Existing deCODE Genotyping Software in the form of Collaboration Products, each of these Components would interact with each other exclusively through documented application programming interfaces ("APIs"). deCODE would design, in consultation with ABG, and implement and test these APIs, and would provide to ABG documentation and support in their use sufficient for ABG to utilize the Components in an integrated system adapted to a customers requirements. Documentation of these APIs would not be provided to customers or to any other third parties.

Collaboration Product Components would interact with ABG software through ABG APIs.

A.      GenoType Project Administrator (GTPA)

The GTPA would be the Component that serves as the primary interface between the user and the various other Components of the Collaboration Product. In general, the user would access Components from the GTPA user interface. Most data used and generated by other Components would be represented in the GTPA UI. In general, the GTPA Component would serve as the "system dashboard" for the Collaboration Product.

B.      GenoTypeLabManager (GTLM)

The GTLM Component would be used for genotype run scheduling; viewing and prioritizing genotype runs, panel preparation, PCR scheduling and rescheduling. It would include detailed view of each plate run and integration with a general search functionality. The GTLM would enforce the registration of run information through barcode scanning at various checkpoints in the workflow. This module would be integrated with the ABG LIMS System through ABG APIs.

C.      GenoTypeResultManager (GTRM)

The GTRM Component would provide all tools for automated calling of alleles and quality values from "raw" instrument data, perform various consistency checks and quality control operations against the called alleles, and provide all the user interface tools for viewing, editing, and manipulating the allele calls and "drilling down" to the "raw" instrument data. deCODE would remove all third-party code from the GTRM



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Component (e.g., TrueAllele) and replace such code with operationally-equivalent
deCODE code that was not improperly derived from third party code. The GTRM would be based on modules that are appropriate for each genotyping method (e.g., micro-satellites and SNPs) and the quality control parameters may be method dependent. This module would also provide a tool for exporting selections of the genotypes into third-party tools or a verified genotype database used by the optional downstream analysis components in the GTPA.

This module would be integrated with the ABG LIMS System through ABG APIs; specifically, it would use the object model and other representational elements of genotyping results that are in the ABG LIMS System, and would preserve ABG LIMS System user interface as the primary interface from which genotyping results are viewed and edited. It is anticipated that users would launch the GTRM from the ABG LIMS System genotyping results management user interface.

D.      Integration with ABG LIMS System Marker and Assay Management

All deCODE components would, wherever appropriate, integrate with the Genotype Marker and Assay Management capabilities of the ABG LIMS System through the API's provided by ABG.

E.      Miscellaneous Core Utilities

Examples of Miscellaneous Core Utilities would include Import Tools, Administrative Tools (e.g., set up of users, roles, and other necessary software configuration options).

F.      Integration with ABG LIMS System

All Collaboration Product Components would be modified to use the ABG LIMS System for all sample, container, and location management data and capabilities. These capabilities include sample logging, tracking of sub-sampling and sample pooling operations, representing and recording transfers of samples among containers of various types, and tracking the physical location of samples within a laboratory.

Other Collaboration Product Components would use the information (e.g., sample IDs, sample locations, containers, etc.) that is generated and managed by the ABG LIMS System.

G.      PedigreeManagement

This component provides features to compute the layout of pedigree drawings, editing, importing, exporting and other manipulation related to pedigrees. deCODE would remove all third-party code from this Component (e.g., Cyrillic) and replace such code with operationally-equivalent deCODE code.

H.      PhenotypeQueryTool

This component provides more advanced query tool options, beyond the basic capabilities in GTPA, for defining patient sets from phenotypes and other relevant



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parameters. This module would be of interest for users with wealth of phenotypic data where patient stratification can be of importance.

I.      Linkage And Association Tools

This component provides genetic analysis tools through deCODE's advanced Allegro calculation engine and other simpler statistical algorithms. Appropriate GUI modules for viewing the results are provided as well which are integrated into the GTPA framework.

J.      Haplotype Analysis

This component provides advanced analytical tools to calculate haplotypes from genotypes, framework for viewing haplotypes in tabular and pedigree view as well as data-mining algorithms to discover important patterns in haplotypes.





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                                    EXHIBIT B

                         PREFERRED SOFTWARE ESCROW AGREEMENT


                      Account Number
                                     ------------------------


This Agreement is effective __________________, 2001 among DSI Technology Escrow Services, Inc. ("DSI"), deCODE genetics, ehf. ("Depositor") and PE Corporation
(NY) through its Applied Biosystems Group ("Preferred Beneficiary"), who collectively may be referred to in this Agreement as "the parties."

A. Depositor and Preferred Beneficiary have entered or will enter into a license agreement, development agreement, and/or other agreement regarding certain proprietary technology of Depositor, having an effective date of July 16, 2001 (referred to in this Agreement as "the License Agreement").

B. Depositor desires to avoid disclosure of its proprietary technology except under certain limited circumstances.

C. The availability of the proprietary technology of Depositor is critical to Preferred Beneficiary in the conduct of its business and, therefore, Preferred Beneficiary needs access to the proprietary technology under certain limited circumstances.

D. Depositor and Preferred Beneficiary desire to establish an escrow with DSI to provide for the retention, administration and controlled access of the proprietary technology materials of Depositor.

E. The parties desire this Agreement to be supplementary to the License Agreement pursuant to 11 United States [Bankruptcy] Code, Section 365(n).


ARTICLE 1  --  DEPOSITS

1.1 Obligation to Make Deposit. Upon the signing of this Agreement by the parties, Depositor shall deliver to DSI the proprietary technology and other materials ("Deposit Materials") required to be deposited by the License Agreement or, if the License Agreement does not identify the materials to be deposited with DSI, then such materials will be identified on an Exhibit A. If Exhibit A is applicable, it is to be prepared and signed by Depositor and Preferred Beneficiary. DSI shall have no obligation with respect to the preparation, signing or delivery of Exhibit A.

1.2 Identification of Tangible Media. Prior to the delivery of the Deposit Materials to DSI, Depositor shall conspicuously label for identification each document, magnetic tape,



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disk, or other tangible media upon which the Deposit Materials are written or stored. Additionally, Depositor shall complete Exhibit B to this Agreement by listing each such tangible media by the item label description, the type of media and the quantity. The Exhibit B must be signed by Depositor and delivered to DSI with the Deposit Materials. Unless and until Depositor makes the initial deposit with DSI, DSI shall have no obligation with respect to this Agreement, except the obligation to notify the parties regarding the status of the deposit account as required in Section 2.2 below.

1.3 Deposit Inspection. When DSI receives the Deposit Materials and the Exhibit B, DSI will conduct a deposit inspection by visually matching the labeling of the tangible media containing the Deposit Materials to the item descriptions and quantity listed on the Exhibit B. In addition to the deposit inspection, Preferred Beneficiary may elect to cause a verification of the Deposit Materials in accordance with Section 1.6 below.

1.4 Acceptance of Deposit. At completion of the deposit inspection, if DSI determines that the labeling of the tangible media matches the item descriptions and quantity on Exhibit B, DSI will date and sign the Exhibit B and mail a copy thereof to Depositor and Preferred Beneficiary. If DSI determines that the labeling does not match the item descriptions or quantity on the Exhibit B, DSI will (a) note the discrepancies in writing on the Exhibit B; (b) date and sign the Exhibit B with the exceptions noted; and (c) mail a copy of the Exhibit B to Depositor and Preferred Beneficiary. DSI's acceptance of the deposit occurs upon the signing of the Exhibit B by DSI. Delivery of the signed Exhibit B to Preferred Beneficiary is Preferred Beneficiary's notice that the Deposit Materials have been received and accepted by DSI.

1.5     Depositor's Representations. Depositor represents as follows:

        a. Depositor lawfully possesses all of the Deposit Materials deposited with DSI;

        b. With respect to all of the Deposit Materials, Depositor has the right and authority to grant to DSI and Preferred Beneficiary the rights as provided in this Agreement;

        c. The Deposit Materials are not subject to any lien or other encumbrance;

        d. The Deposit Materials consist of the proprietary technology and other materials identified either in the License Agreement or Exhibit A, as the case may be; and

        e. The Deposit Materials are readable and useable in their current form or, if the Deposit Materials are encrypted, the decryption tools and decryption keys have also been deposited.

1.6 Verification. Preferred Beneficiary shall have the right, at Preferred Beneficiary's expense, to cause a verification of any Deposit Materials. A verification determines, in



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different levels of detail, the accuracy, completeness, sufficiency and quality of the Deposit Materials. If a verification is elected after the Deposit Materials have been delivered to DSI, then only DSI, or at DSI's election an independent person or company selected and supervised by DSI, may perform the verification. In the event DSI elects to have an independent person or company perform the verification DSI shall require such person or entity to enter into confidentiality agreements which incorporate provisions of the character and scope of Section 2.1.

1.7 Deposit Updates. Unless otherwise provided by the License Agreement, Depositor shall update the Deposit Materials within 60 days of each release of a new version of the product which is subject to the License Agreement. Such updates will be added to the existing deposit. All deposit updates shall be listed on a new Exhibit B and the new Exhibit B shall be signed by Depositor. Each Exhibit B will be held and maintained separately within the escrow account. An independent record will be created which will document the activity for each Exhibit B. The processing of all deposit updates shall be in accordance with Sections 1.2 through 1.6 above. All references in this Agreement to the Deposit Materials shall include the initial Deposit Materials and any updates.

1.8 Removal of Deposit Materials. The Deposit Materials may be removed and/or exchanged only on written instructions signed by Depositor and Preferred Beneficiary, or as otherwise provided in this Agreement.

1.9 Ownership. Notwithstanding anything contained herein to the contrary, the parties recognize and acknowledge that ownership of the Deposit Materials shall remain with Depositor at all times.


ARTICLE 2  -- CONFIDENTIALITY AND RECORD KEEPING

2.1 Confidentiality. DSI shall maintain the Deposit Materials in a secure, environmentally safe, locked facility which is accessible only to authorized representatives of DSI. DSI shall have the obligation to reasonably protect the confidentiality of the Deposit Materials. Except as provided in this Agreement, DSI shall not copy, disclose, transfer, make available, or use the Deposit Materials. DSI shall not disclose the content of this Agreement to any third party. If DSI receives a subpoena or other order of a court or other judicial tribunal pertaining to the disclosure or release of the Deposit Materials, DSI will immediately notify the parties to this Agreement. It shall be the responsibility of Depositor and/or Preferred Beneficiary to challenge any such order; provided, however, that DSI does not waive its rights to present its position with respect to any such order. DSI will not be required to disobey any court or other judicial tribunal order. (See Section 7.5 below for notices of requested orders.)

2.2 Status Reports. DSI will issue to Depositor and Preferred Beneficiary a report profiling the account history at least semi-annually. DSI may provide copies of the



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account history pertaining to this Agreement upon the request of any party to this Agreement.

2.3 Audit Rights. During the term of this Agreement, Depositor and Preferred Beneficiary shall each have the right to inspect the written records of DSI pertaining to this Agreement. Any inspection shall be held during normal business hours and following reasonable prior notice.


ARTICLE 3  --  GRANT OF RIGHTS TO DSI

3.1 Right to Make Copies. DSI shall have the right to make copies of the Deposit Materials only as reasonably necessary to perform this Agreement. DSI shall copy all copyright, nondisclosure, and other proprietary notices and titles contained on the Deposit Materials onto any copies made by DSI. With all Deposit Materials submitted to DSI, Depositor shall provide any and all instructions as may be necessary to duplicate the Deposit Materials including but not limited to the hardware and/or software needed.

3.3 Right to Transfer Upon Release. Depositor hereby grants to DSI the right to transfer the Deposit Materials to Preferred Beneficiary for use by Preferred Beneficiary in accordance with Section 4.5 only upon the occurrence of a Release Condition and only in accordance with the provisions of Article 4. Except upon such a release or as otherwise provided in this Agreement, DSI shall not transfer the Deposit Materials.


ARTICLE 4  -- RELEASE OF DEPOSIT

4.1 Release Conditions. As used in this Agreement, "Release Condition" shall mean the following:

        a. Depositor's material breach of the License Agreement which breach has not been cured within the applicable cure period; or

        b.      Depositor has ceased to conduct business.

4.2 Filing For Release. If Preferred Beneficiary believes in good faith that a Release Condition has occurred, Preferred Beneficiary may provide to DSI written notice of the occurrence of the Release Condition along with:

        a. evidence satisfactory to DSI that Preferred Beneficiary has previously notified Depositor of such Release Condition in writing;

        b. a written demand that the Deposit Materials be released and delivered to Preferred Beneficiary;



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        c.      a written undertaking from the Preferred Beneficiary that the
                Deposit Materials being released to the Preferred Beneficiary will be used only as permitted under the terms of the License Agreement; and

        d. specific instructions from the Preferred Beneficiary for the delivery of the Deposit Materials.

Upon receipt of such notice, DSI shall provide a copy of the notice and all supporting documentation provided by Preferred Beneficiary pursuant to (a) through (d) to Depositor by commercial express mail.

4.3 Contrary Instructions. From the date DSI mails the notice requesting release of the Deposit Materials, Depositor shall have twenty business days to deliver to DSI Contrary Instructions. "Contrary Instructions" shall mean the written representation by Depositor that a Release Condition has not occurred or has been cured. Upon receipt of Contrary Instructions, DSI shall send a copy to Preferred Beneficiary by commercial express mail. Additionally, DSI shall notify both Depositor and Preferred Beneficiary that there is a dispute to be resolved pursuant to the Dispute Resolution section (Section 7.3) of this Agreement. Subject to Section 5.2, DSI will continue to store the Deposit Materials without release pending (a) joint instructions from Depositor and Preferred Beneficiary;
(b) resolution pursuant to the Dispute Resolution provisions of Section 7.3; or
(c) order of a court.

4.4 Release of Deposit. If DSI does not receive Contrary Instructions from the Depositor, DSI is authorized to release the Deposit Materials to the Preferred Beneficiary or, if more than one beneficiary is registered to the deposit, to release a copy of the Deposit Materials to the Preferred Beneficiary. However, DSI is entitled to receive any fees due DSI before making the release. Any copying expense in excess of $300 will be chargeable to Preferred Beneficiary. This Agreement will terminate upon the release of the Deposit Materials held by DSI.

4.5 Right to Use Following Release. Unless otherwise provided in the License Agreement, upon release of the Deposit Materials in accordance with this Article 4, Preferred Beneficiary shall have the right to use the Deposit Materials solely in accordance with the provisions of the License Agreement. Preferred Beneficiary shall be obligated to maintain the confidentiality of the released Deposit Materials.


ARTICLE 5  --  TERM AND TERMINATION

5.1 Term of Agreement. The initial term of this Agreement is for a period of one year. Thereafter, this Agreement shall automatically renew from year-to-year unless (a) Depositor and Preferred Beneficiary jointly instruct DSI in writing that the Agreement is terminated; or (b) the Agreement is terminated by DSI for nonpayment in accordance with Section 5.2. If the Deposit Materials are subject to another escrow agreement with DSI, DSI reserves the right, after the initial one year term, to adjust the anniversary date



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of this Agreement to match the then prevailing anniversary date of such other escrow arrangements.

5.2 Termination for Nonpayment. In the event of the nonpayment of fees owed to DSI, DSI shall provide written notice of delinquency to all parties to this Agreement. Any party to this Agreement shall have the right to make the payment to DSI to cure the default. If the past due payment is not received in full by DSI within one month of the date of such notice, then DSI shall have the right to terminate this Agreement at any time thereafter by sending written notice of termination to all parties. DSI shall have no obligation to take any action under this Agreement so long as any payment due to DSI remains unpaid.

5.3 Disposition of Deposit Materials Upon Termination. Upon termination of this Agreement, DSI shall destroy, return, or otherwise deliver the Deposit Materials in accordance with Depositor's instructions. If there are no instructions, DSI may, at its sole discretion, destroy the Deposit Materials or return them to Depositor. DSI shall have no obligation to return or destroy the Deposit Materials if the Deposit Materials are subject to another escrow agreement with DSI.

5.4 Survival of Terms Following Termination. Upon termination of this Agreement, the following provisions of this Agreement shall survive:

        a.      Depositor's Representations (Section 1.5);

        b. The obligations of confidentiality with respect to the Deposit Materials (Section 2.1);

        c. The rights and obligations granted in the sections entitled Right to Transfer Upon Release (Section 3.2) and Right to Use Following Release (Section 4.5), if a release of the Deposit Materials has occurred prior to termination;

        d.      The obligation to pay DSI any fees and expenses due;

        e.      The provisions of Article 7; and

        f. Any provisions in this Agreement which specifically state they survive the termination or expiration of this Agreement.


ARTICLE 6  --  DSI'S FEES

6.1 Fee Schedule. DSI is entitled to be paid its standard fees and expenses applicable to the services provided. DSI shall notify the party responsible for payment of DSI's fees at least 90 days prior to any increase in fees. For any service not listed on DSI's standard fee schedule, DSI will provide a quote prior to rendering the service, if requested.



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                                                                  EXECUTION COPY


6.2 Payment Terms. DSI shall not be required to perform any service unless the payment for such service and any outstanding balances owed to DSI are paid in full. Fees are due upon receipt of a signed contract or receipt of the Deposit Materials whichever is earliest. If invoiced fees are not paid, DSI may terminate this Agreement in accordance with Section 5.2. Late fees on past due amounts shall accrue interest at the rate of one and one-half percent per month (18% per annum) from the date of the invoice.


ARTICLE 7  --  LIABILITY AND DISPUTES

7.1 Right to Rely on Instructions. DSI may act in reliance upon any instruction, instrument, or signature reasonably believed by DSI to be genuine. DSI may assume that any employee of a party to this Agreement who gives any written notice, request, or instruction has the authority to do so. DSI shall not be responsible for failure to act as a result of causes beyond the reasonable control of DSI.

7.2 Indemnification. DSI shall be responsible to perform its obligations under this Agreement and to act in a reasonable and prudent manner with regard to this escrow arrangement. Provided DSI has acted in the manner stated in the preceding sentence, Depositor and Preferred Beneficiary each agree to indemnify, defend and hold harmless DSI from any and all claims, actions, damages, arbitration fees and expenses, costs, attorney's fees and other liabilities incurred by DSI relating in any way to this escrow arrangement.

7.3 Dispute Resolution. Any dispute relating to or arising from this Agreement shall be resolved by arbitration under the Commercial Rules of the American Arbitration Association. Unless otherwise agreed by Depositor and Preferred Beneficiary, arbitration will take place in San Diego, California, U.S.A. Any court having jurisdiction over the matter may enter judgment on the award of the arbitrator(s). Service of a petition to confirm the arbitration award may be made by First Class mail or by commercial express mail, to the attorney for the party or, if unrepresented, to the party at the last known business address.

7.4 Controlling Law. This Agreement is to be governed and construed in accordance with the laws of the State of California, without regard to its conflict of law provisions.

7.5 Notice of Requested Order. If any party intends to obtain an order from the arbitrator or any court of competent jurisdiction which may direct DSI to take, or refrain from taking any action, that party shall:

        a. Give DSI at least two business days' prior notice of the hearing;

        b. Include in any such order that, as a precondition to DSI's obligation, DSI be paid in full for any past due fees and be paid for the reasonable value of the services to be rendered pursuant to such order; and



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        c.      Ensure that DSI not be required to deliver the original (as opposed to a copy) of the Deposit Materials if DSI may need to retain the original in its possession to fulfill any of its other duties.

ARTICLE 8  --  GENERAL PROVISIONS

8.1 Entire Agreement. This Agreement, which includes the Exhibits described herein, embodies the entire understanding among the parties with respect to its subject matter and supersedes all previous communications, representations or understandings, either oral or written. DSI is not a party to the License Agreement between Depositor and Preferred Beneficiary and has no knowledge of any of the terms or provisions of any such License Agreement. DSI's only obligations to Depositor or Preferred Beneficiary are as set forth in this Agreement. No amendment or modification of this Agreement shall be valid or binding unless signed by all the parties hereto, except that Exhibit A need not be signed by DSI, Exhibit B need not be signed by Preferred Beneficiary and Exhibit C need not be signed.

8.2 Notices. All notices, invoices, payments, deposits and other documents and communications shall be given to the parties at the addresses specified in the attached Exhibit C. It shall be the responsibility of the parties to notify each other as provided in this Section in the event of a change of address. The parties shall have the right to rely on the last known address of the other parties. Unless otherwise provided in this Agreement, all documents and communications may be delivered by First Class mail.

8.3 Severability. In the event any provision of this Agreement is found to be invalid, voidable or unenforceable, the parties agree that unless it materially affects the entire intent and purpose of this Agreement, such invalidity, voidability or unenforceability shall affect neither the validity of this Agreement nor the remaining provisions herein, and the provision in question shall be deemed to be replaced with a valid and enforceable provision most closely reflecting the intent and purpose of the original provision.

8.4 Successors. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties. However, DSI shall have no obligation in performing this Agreement to recognize any successor or assign of Depositor or Preferred Beneficiary unless DSI receives clear, authoritative and conclusive written evidence of the change of parties.

8.5 Regulations. Depositor and Preferred Beneficiary are responsible for and warrant compliance with all applicable laws, rules and regulations, including but not limited to customs laws, import, export, and re-export laws and government regulations of any country from or to which the Deposit Materials may be delivered in accordance with the provisions of this Agreement.





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
                                                                  EXECUTION COPY



------------------------------------       -----------------------------------
Depositor                                  Preferred Beneficiary
By:                                        By:
   ---------------------------------          --------------------------------

Name:                                      Name:
     -------------------------------            ------------------------------

Title:                                     Title:
      ------------------------------             -----------------------------

Date:                                      Date:
     -------------------------------             -----------------------------





                      DSI Technology Escrow Services, Inc.

                      By:
                         ------------------------------------

                      Name:
                           ----------------------------------

                      Title:
                            ---------------------------------

                      Date:
                           ----------------------------------


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

                                                                  EXECUTION COPY


                                                                       EXHIBIT A

                            MATERIALS TO BE DEPOSITED

                      Account Number
                                     -------------------------


Depositor represents to Preferred Beneficiary that Deposit Materials delivered to DSI shall consist of the following:










------------------------------------       -----------------------------------
Depositor                                  Preferred Beneficiary

By:                                        By:
   ---------------------------------          --------------------------------

Name:                                      Name:
     -------------------------------            ------------------------------

Title:                                     Title:
      ------------------------------             -----------------------------

Date:                                      Date:
     -------------------------------             -----------------------------



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                                                                  EXECUTION COPY


                                                                       EXHIBIT B

                        DESCRIPTION OF DEPOSIT MATERIALS

Depositor Company Name
                       -----------------------------------------------------------------------

Account Number
               -------------------------------------------------------------------------------

Product Name                                                     Version
             ---------------------------------------------------         ---------------------
(Product Name will appear on Account History report)

DEPOSIT MATERIAL DESCRIPTION:
Quantity       Media Type & Size                 Label Description of Each Separate
Item
                                        (Please use other side if additional space is needed)

               Disk 3.5" or
--------                    ----

               DAT tape     mm
--------                ----

               CD-ROM
--------

               Data cartridge tape
--------                           ----

               TK 70 or      tape
--------                ----

               Magnetic tape
--------                     ----

               Documentation
--------
               Other
                     -----------------------

PRODUCT DESCRIPTION:
Operating System
                 -----------------------------------------------------------------------------
Hardware Platform
                  ----------------------------------------------------------------------------

DEPOSIT COPYING INFORMATION:
Is the media encrypted?  Yes / No   If yes, please include any passwords and the decryption
tools.
Encryption tool name                                     Version
                    ------------------------------------        ------------------------------

Hardware required
                 -----------------------------------------------------------------------------
Software required
                 -----------------------------------------------------------------------------

I certify for DEPOSITOR that the above described        DSI has inspected and accepted the above
Deposit Materials have been transmitted to DSI:         materials (any exceptions are noted above):




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                                                                  EXECUTION COPY

Signature                                          Signature
         -------------------------------                    ----------------------------------
Print Name                                         Print Name
          ------------------------------                     ---------------------------------
Date                                               Date Accepted
    ------------------------------------                        ------------------------------
                                                   Exhibit B#
                                                             ---------------------------------

 Send materials to: DSI, 9265 Sky Park Ct., Suite 202, San Diego, CA 92123 (858)
                                    694-1900



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                                                                  EXECUTION COPY


                                                                       EXHIBIT C

                               DESIGNATED CONTACT

                      Account Number
                                     ----------------------

Notices, deposit material returns and
communications to Depositor                       Invoices to Depositor should be
should be addressed to:                           addressed to:

Company Name:
             -------------------------------      ----------------------------------------
Address:
        ------------------------------------      ----------------------------------------

        ------------------------------------      ----------------------------------------

        ------------------------------------      ----------------------------------------

Designated Contact:                               Contact:
                   -------------------------              --------------------------------
Telephone:
          ----------------------------------      ----------------------------------------
Facsimile:                                        P.O.#, IF REQUIRED:
          ----------------------------------                         ---------------------

Notices and communications to                     Invoices to Preferred Beneficiary
Preferred Beneficiary should be addressed to:     should be addressed to:

Company Name:
             -------------------------------      ----------------------------------------
Address:
        ------------------------------------      ----------------------------------------

        ------------------------------------      ----------------------------------------

        ------------------------------------      ----------------------------------------

Designated Contact:                               Contact:
                   -------------------------
Telephone:
          ----------------------------------
Facsimile:                                        P.O.#, IF REQUIRED:
          ----------------------------------                         ---------------------

Requests from Depositor or Preferred Beneficiary to change the designated contact should be given in writing by the designated contact or an authorized employee of Depositor or Preferred Beneficiary.


Contracts, Deposit Materials and notices to       Invoice inquiries and fee remittances
DSI should be addressed to:                       to DSI should be addressed to:

DSI                                               DSI
Contract Administration                           Accounts Receivable
Suite 202                                         Suite 1450
9265 Sky Park Court                               425 California Street
San Diego, CA 92123                               San Francisco, CA 94104

Telephone:  (858) 694-1900                        (415) 398-7900
Facsimile:    (858) 694-1919                      (415) 398-7914

Date:
     ---------------------------------


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                                                                  EXECUTION COPY


                                    EXHIBIT C

                         ALTERNATIVE DISPUTE RESOLUTION

In the event the President of deCODE and President of ABG are unable to reach agreement within the time period provided regarding any issue which is the responsibility of the JSC and which has been submitted to them as provided in
Section 6.4, then such issue may be resolved by binding Alternative Dispute Resolution ("ADR") in the manner described below:

1) If any Party intends to begin an ADR to resolve an issue that falls within the responsibility of the JSC and has been escalated as provided in Section 6.4, such Party will provide written notice to the other Party and to counsel for the other Party informing the other Party of such intention and the issues to be resolved ("Original Notice"). Within 10 business days after the receipt of the Original Notice, the other Party may by written notice to the counsel for the Party initiating ADR, add additional issues within the responsibility of the JSC which remain unresolved. From the date of receipt of the Original Notice ("Notice Date") and until such time as any matter has been finally settled by ADR, the running of the time periods in which a Party must cure a breach of this Agreement will be suspended as to any non-performance by a Party which is effected by the subject matter of the ADR.

2) Within 5 business days following the Notice Date a neutral will be selected by the then President of the Center for Public Resources ("CPR"), 14th Floor, 366 Madison Avenue, New York, New York 10017. The neutral will be an individual who will preside in resolution of any issues within the responsibility of the JSC which remain unresolved after being escalated as provided in Section 6.4. The neutral selected will be a member of the Judicial Panel of the CPR and will not be an employee, director or shareholder of either a Party or of an Affiliate of either Party.

3) Each Party will have 10 business days from the date the neutral is selected to object in good faith to the selection of that person. If either Party makes such an objection, the then president of the CPR will as soon as possible thereafter, select another neutral under the same conditions set forth above. This second selection will be final.

4) No later than 90 business days after selection, the neutral will hold a hearing to resolve each of the issues identified by the Parties.

        a) Each Party will have the right to be represented by counsel at the hearing.

        b) The hearing will be held at such place as agreed upon by the Parties or if they are unable to agree at a place designated by the neutral.



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5)      The ADR proceeding will be confidential and the neutral will issue appropriate protective orders to safeguard each Parties' Confidential Information. Except as required by law, no Party will make (or instruct the neutral to make) any public announcement with respect to the proceedings or decision of the neutral without the prior written consent of each other Party. The existence of any unresolved issues within the responsibility of the JSC which are submitted to ADR, and the decision of the neutral, will be kept in confidence by the Parties and the neutral, except as required in connection with the enforcement of any decision or as otherwise required by applicable law.

6) It is the intention of the Parties that discovery, although permitted as described herein, will be limited except in exceptional circumstances. The neutral will permit such limited discovery necessary for an understanding of any legitimate issue within the responsibility of the JSC raised in the ADR, including the production of documents. Each Party will be permitted but not required to take the deposition of not more than 5 persons, each such deposition not to exceed 6 hours in length. If the neutral believes that exceptional circumstances exist, and additional discovery is necessary for a full and fair resolution of the issue, the neutral may order such additional discovery as the neutral deems necessary. At the hearing the Parties may present testimony (either by live witness or deposition) and documentary evidence. The neutral will have sole discretion with regard to the admissibility of any evidence and all other materials relating to the conduct of the hearing.

7) Each Party will be entitled to no more than 4 hours of hearing to present testimony or documentary evidence. The testimony of both Parties will be presented during the same calendar day. Such time limitation will include any direct, cross or rebuttal testimony, but such time limitation will only be charged against the Party conducting such direct, cross or rebuttal testimony. It will be the responsibility of the neutral to determine whether the Parties have had the 4 hours to which they are entitled. If the neutral believes that exceptional circumstances exist, and additional hearing time is necessary for a full and fair resolution of the issue, the neutral may order such additional hearing time as the neutral deems necessary.

8) At least 15 business days prior to the date set for the hearing, each Party will submit to the other Party and the neutral a list of all documents on which such Party intends to rely in any oral or written presentation to the neutral and a list of all witnesses, if any, such Party intends to call at such hearing and a brief summary of each witnesses testimony.

9) At least 5 business days prior to the hearing, each Party must submit to the neutral and serve on each other Party a proposed ruling on each issue to be resolved. Such writing will be limited to presenting the proposed ruling, will contain no



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                                                                  EXECUTION COPY


        argument or analysis of the facts or issues, and will be limited to not more than 10 pages.

10) Not more than 5 business days following the close of hearings, the Parties may each submit post hearing briefs to the neutral addressing the evidence and issues to be resolved. Such post hearing briefs will not be more than 50 pages.

11) The neutral will rule on each issue within the responsibility of the JSC which remains unresolved after the hearing as expeditiously as possible, but in no event more than 30 days after the close of the hearing. The neutral will, in rendering his decision, apply the substantive law of the state of California, U.S.A., and without giving effect to its principles of conflicts of law, and without giving effect to any rules or laws relating to arbitration. The neutral is not empowered with the remedy of termination of the Agreement.

12) Any judgment upon an award rendered by the neutral, if any, may be entered in any court having jurisdiction thereof. The decision rendered in any such ADR will be final and not appealable, except in cases of fraud or bad faith on the part of the neutral or any Party to the ADR proceeding in connection with the conduct of such proceedings, and will be enforceable in any court of competent jurisdiction.

13) The neutral will have the option to assess costs and expenses to the non-prevailing Party, otherwise the Parties will pay their own costs (including, without limitation, attorneys fees) and expenses in connection with such ADR.




                                       16